UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Hercules Offshore, Inc.

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HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2013

To the Stockholders

of Hercules Offshore, Inc.:

The annual meeting of stockholders of Hercules Offshore, Inc. (the “Company” or “Hercules Offshore”) will be held on May 15, 2013, at 8:00 a.m., local time, at the Doubletree by Hilton Houston Greenway Plaza Hotel, 6 Greenway Plaza East, Houston, Texas, for the following purposes:

1. To elect three directors to the class of directors whose term will expire at the 2016 Annual Meeting of Stockholders;

2. To conduct a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (the “2012 executive compensation”);

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has fixed the close of business on March 19, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. For a period of ten (10) days prior to the meeting, a complete list of such stockholders will be available at our executive offices for inspection by stockholders during normal business hours for proper purposes.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to vote your shares electronically on the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

Beau M. Thompson

General Counsel and Secretary

Houston, Texas

March 28, 2013

Proxy Statement for the

2013 Annual Meeting of Stockholders of

HERCULES OFFSHORE, INC.

To Be Held on May 15, 2013

HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

PROXY STATEMENT

For 2013 Annual Meeting of Stockholders

To Be Held on May 15, 2013

GENERAL

This proxy statement is furnished to stockholders of the Company in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 15, 2013, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting. The mailing of the Notice of Internet Availability of Proxy Materials to stockholders will commence on or about April 2, 2013.

Proxies and Voting Instructions

If you hold shares of our common stock in your name, you may vote your shares in a number of ways:

•	appearing and voting in person at the annual meeting;

•	electronically via the Internet at www.proxyvote.com;

•	by telephone, if you are in the U.S. or Canada, by calling 1-800-690-6903; or

•	by completing, signing and dating your proxy card and mailing it in the postage-paid envelope provided.

If you hold shares of our common stock through someone else, such as a bank, broker or other nominee, you will receive voting instructions from the organization holding your account. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our corporate secretary;

•	appearing and voting in person at the annual meeting; or

•	delivering a later-dated proxy card to our corporate secretary at the address above.

Your attendance at the annual meeting in person without voting will not automatically revoke your proxy. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the approval, on an advisory basis, of 2012 executive compensation and “FOR” approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, and in the discretion of the proxies as to all other matters properly brought before the meeting. All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. However, as described in further detail on page 4 below, pursuant to our recently adopted voting policy, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, he shall, promptly after the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the board of directors, which offer of resignation shall be considered by the nominating and governance committee and ultimately the board.

Approval, on an advisory basis, of our 2012 executive compensation and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 are each subject to the approval of a majority of the shares of common stock voting on the matter.

Broker non-votes are proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the holder has abstained or as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not voting with respect to that matter.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the advisory vote on our 2012 executive compensation, votes may be cast in favor, against or abstain. Votes to abstain will be excluded entirely from the vote and will have no effect. Broker non-votes will be treated as set forth below in the section entitled “Effect of Not Casting Your Vote.”

With regard to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, abstentions and broker non-votes will not affect the outcome of the voting on the proposal.

Effects of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors and approval, on an advisory basis, of 2012 executive compensation (Items 1 and 2 of this Proxy Statement). Recent changes in regulation limit the ability of your bank or broker to vote your uninstructed shares on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf except on discretionary matters. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

VOTING SECURITIES

Our only outstanding voting securities are shares of our common stock. Only holders of record of our common stock at the close of business on March 19, 2013, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 161,089,116 shares outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share is entitled to one vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2013

This proxy statement and our 2012 annual report to stockholders are available at the following address on the internet: http://www.proxydocs.com/hero. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those record and beneficial owners who have previously requested that they receive electronic or paper copies of our proxy materials). All stockholders will have the ability to access our proxy materials on the website referred to above and in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

Our certificate of incorporation provides for three classes of directors serving staggered three-year terms. There are three Class II directors whose terms expire at the 2013 annual meeting: Thomas R. Bates, Jr., Thomas M Hamilton, and Thierry Pilenko. The nominating and governance committee of our board of directors has approved, and our board has unanimously nominated, each of Mr. Bates, Mr. Hamilton, and Mr. Pilenko for reelection as directors of the Company to serve until the 2016 annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card in favor of the unavailable nominee, your vote will be cast for the substitute nominee designated by the board of directors.

The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. However, our board of directors recently adopted a voting policy, whereby under the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly after the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the board of directors. The nominating and governance committee will promptly consider the resignation offer and recommend to the board of directors whether to accept or reject the resignation. The nominating and governance committee in making its recommendation, and the board of directors in making its decision to accept or reject the resignation offer, may consider any factors or other information it considers appropriate and relevant.

If a director’s resignation is accepted, the board of directors, in its sole discretion, may fill the resulting vacancy on the board created by the resignation or reduce the size of the board. Any director who tenders his or her offer to resign pursuant to this policy cannot participate in the nominating and governance committee or board deliberations regarding whether to accept the resignation offer. The board will act on the nominating and governance committee’s recommendation and will disclose its decision to accept the resignation offer or the reasons for rejecting the offer, if applicable, in a press release, on a Current Report on Form 8-K filed with the SEC, or other broadly disseminated means of communication, within 90 days following the certification of the election results.

All duly submitted and unrevoked proxies will be voted for the nominees selected by our board, except where authorization to do so has been withheld.

Board Recommendation

Our board recommends that stockholders vote FOR the election of its nominees for director.

Board of Directors

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2013 annual meeting, is presented below.

Nominees for Election as Class II Directors (Term Expiring in 2016)

CURRENT CLASS II

Thomas R. Bates, Jr., age 63, director since 2004	Mr. Bates has served as a director of Hercules Offshore since 2004 and has served as Chairman of our Board of Directors since 2009. Mr. Bates was a Senior Advisor at Lime Rock Management LP, an energy-focused private equity firm, from January 2010 until December 2012. From October 2001 until December 2009, Mr. Bates was a Managing Director at Lime Rock Management LP. From February 2000 through September 2001, Mr. Bates was a business consultant. From June 1998 through January 2000, Mr. Bates was President of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Mr. Bates was President of Anadrill at Schlumberger Limited, an oilfield services company. Mr. Bates was Vice President of Sedco Forex at Schlumberger from February 1986 to March 1992. Mr. Bates has been an Adjunct Professor in the Management Department of the Neeley School of Business at Texas Christian University since January 2011. Mr. Bates also serves on the board of directors of Tetra Technologies Inc.

Mr. Bates previously served as a director of NATCO Group, Inc. from 2003-2009, as a director of T-3 Energy Services, Inc. from 2007 until it was acquired in January 2011, and as a director of Reservoir Exploration Technology ASA from December 2008 until February 2011.

Thomas M Hamilton, age 69, director since 2007	Mr. Hamilton served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the

General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its being merged into BP. Mr. Hamilton is also a director, member of the audit committee and chairman of the compensation committee of FMC Technologies Inc., Non-Executive Chairman of Methanex Corporation, and a director, member of the compensation committee and chairman of the nominating and governance committee of HCC Insurance Holdings Inc.

Thierry Pilenko, age 55, director since 2006	Mr. Pilenko has been Chairman and Chief Executive Officer of Technip, a provider of engineering, technologies and construction services for the oil, gas and petrochemical industries, since April 2007. From March 2004 to January 2007, Mr. Pilenko was Chairman and Chief Executive Officer of Veritas DGC Inc. From 2001 to March 2004, Mr. Pilenko served as managing director of SchlumbergerSema, a Schlumberger Ltd. company located in Paris. From 1998 to 2001, he was President of Geoquest, another Schlumberger Ltd. company located in Houston, Texas. Mr. Pilenko was employed by Schlumberger Ltd. and its affiliated companies in various parts of the world, beginning in 1984, in a variety of progressively more responsible operating positions. Mr. Pilenko also serves as a director and member of the audit committee of PSA, an automotive manufacturing company.

Mr. Pilenko previously served as a director of CGG Veritas from 2007-2010.

Directors Not Standing for Election

CLASS I DIRECTORS (TERM EXPIRING IN 2015)

Suzanne V. Baer, age 65, director since 2007	Ms. Baer served as a director of TODCO from May 2005 until TODCO’s acquisition by Hercules Offshore in July 2007. Ms. Baer served as Executive Vice President and Chief Financial Officer of Energy Partners Ltd., an independent oil and natural gas exploration and production company focused on the shallow-to-moderate depth waters of the Gulf of Mexico, from
April 2000 until her retirement in April 2005. From July 1998 until March 2000, Ms. Baer was Vice President and Treasurer of Burlington Resources Inc., an independent oil and natural gas exploration and production company, and, from October 1997 to July 1998, was Vice President and

Assistant Treasurer of Burlington Resources Inc. Ms. Baer also serves as a director and chairman of the audit committee and member of the pension committee of Lufkin Industries, Inc.

As noted above, Ms. Baer previously served as a director of TODCO.

John T. Rynd, age 55, director since 2008	Mr. Rynd became Chief Executive Officer and President of Hercules Offshore in June 2008 and was appointed by the board as a director in June 2008. From July 2007 to June 2008, he was Executive Vice President and Chief Operating Officer of Hercules Offshore. From October 2005 to July 2007, he was Senior Vice President of Hercules Offshore and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President — Investor Relations from October 2000 to September 2005 and as Vice President — Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, in various positions, including as Vice President — Marketing. Mr. Rynd is also a director and member of the compensation committee of Hornbeck Offshore Services, Inc.

Steven A. Webster, age 61, director since 2005	Mr. Webster has been Co-Managing Partner of Avista Capital Partners LP, a partnership which he co-founded that focuses on private equity investments in energy, media, healthcare and other industries, since June 2005. From 2000 to June 2005, he served as Chairman of Global Energy Partners, an affiliate of Credit Suisse’s private equity business. From 1998 to 1999, he served as President and Chief Executive Officer of R&B Falcon Corporation, a marine contract drilling company. From 1988 to 1997, Mr. Webster was Chairman and Chief Executive Officer of Falcon Drilling Company Inc., a company he founded. Mr. Webster has been a financial intermediary since 1979 and an active investor since 1984 in the energy sector. He serves as Chairman of Carrizo Oil & Gas, Inc. and Basic Energy Services, Inc. He is also a trust manager and member of the compensation committee and corporate governance committee of Camden Property Trust and a director of Hi-Crush Proppants LP.

Mr. Webster previously served as a director of Encore Bancshares from 2000-2009, Solitario Royalty & Exploration from 2006-2009, Grey Wolf Inc. from 1996-2008, Pinnacle Gas Resources, Inc. from 2003-2009, SEACOR Holdings Inc. from 2005-2013, and Geokinetics Inc. from 2008-2013.

CLASS III DIRECTORS (TERM EXPIRING IN 2014)

Thomas N. Amonett, age 69, director since 2007	Mr. Amonett served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He was appointed lead independent director of TODCO in October 2004 and was appointed Chairman of TODCO in February 2005. He has been President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, since 1999. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air-conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services and manufacturing company. Mr. Amonett also serves as a director and member of the audit committee and chairman of the nominating and governance committee of Orion Marine Group, Inc., a marine contractor, and a director and member of the executive compensation committee and the audit committee of Bristow Group Inc., a global provider of helicopter services.

As noted above, Mr. Amonett previously served as a director of TODCO.

Thomas J. Madonna, age 66, director since 2005	Mr. Madonna was Chief Financial Officer of Menil Foundation, Inc., a major art museum, from July 2007 to December 2011. From November 2002 until July 2007, he served as the Manager of Finance of Menil Foundation, Inc. From 1969 until December 2001, Mr. Madonna worked at PricewaterhouseCoopers LLP in a number of roles, including as Assurance Partner from 1982 until his retirement in 2001.

F. Gardner Parker, age 71, director since 2005	From 1970 until 1984, Mr. Parker worked at Ernst & Ernst (now Ernst & Young LLP), an accounting firm, and was a partner at that firm from 1978 until 1984. Mr. Parker served as Managing Outside Trust Manager with Camden Property Trust, a real estate investment trust, from 1998-2005 and still serves as Trust Manager and a member of the nominating and compensation committees of Camden Property Trust. He serves as a director and Chairman of the Board of Sharps Compliance Corp., as a director and member of the compensation committee, audit committee, and nominating and governance committee of Triangle Petroleum Corporation, and as lead independent director, chairman of the audit committee and member of the compensation committee of Carrizo Oil & Gas, Inc.

Mr. Parker previously served as a director of Pinnacle Gas Resources, Inc. from 2003 to 2011.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

It is the policy of our board of directors that a substantial majority of the members of our board qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market. It is also the policy of our board that all of the members of our audit committee, compensation committee, and nominating and governance committee qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market, and that all of the members of the audit committee satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules. Our board has determined that all of our directors and nominees for director, except Mr. Rynd, who is employed by the Company, satisfy the independence standards of the NASDAQ Global Select Market. Our board also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Exchange Act.

In determining that each such director is independent, the board considered that Hercules Offshore and its subsidiaries in the ordinary course of business sell services to, or purchase products and services from, companies in which some of the directors have a direct or indirect ownership interest, or are or have been employed as officers or serve as directors.

In determining Mr. Amonett’s independence, our board considered Mr. Amonett’s position as a director of Bristow Group, Inc. (“Bristow”). In 2012, Hercules Offshore purchased helicopter transportation services from Bristow.

In determining Mr. Bates’ independence, our board considered his position in 2012 as senior advisor of Lime Rock Management LP (“Lime Rock”). In 2012, Hercules purchased products and services from certain of Lime Rock’s portfolio companies.

In determining Mr. Hamilton’s independence, our board considered Mr. Hamilton’s position as a director of HCC Insurance Holdings Inc. (“HCC”). In 2012, Hercules Offshore purchased director and officer liability insurance and rig package insurance from certain of HCC’s subsidiaries.

Hercules Offshore considers each of these business relationships to be at arms-length and in the ordinary course of business. The board determined that Messrs. Amonett, Bates and Hamilton do not have a material direct or material indirect interest in any of such business relationships.

Board Committees and Meetings

We have a standing audit committee, compensation committee, and nominating and governance committee of the board of directors. Each of these committees operates under a written charter that has been adopted by the respective committee and by our board. The charters are published under the “Corporate Governance” section of our website at www.herculesoffshore.com.

The current members of the committees, the number of meetings held by each committee in 2012, and a description of the functions performed by each committee are set forth below:

Audit Committee (6 meetings). The current members of the audit committee are Suzanne V. Baer, Thomas J. Madonna (chair) and F. Gardner Parker. Mr. Madonna was appointed as chairman of the committee in June 2010. The committee’s purpose is to assist the board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements and our internal control over financial reporting. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and for overseeing the Company’s internal audit function. The board of directors has determined that each member of our audit committee qualifies as an “audit committee financial expert,” as such term is defined in SEC rules. The board of directors also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Exchange Act.

Compensation Committee (6 meetings). The current members of the compensation committee are Thomas M Hamilton (chair), F. Gardner Parker and Thierry Pilenko. The purposes of the committee are, among other things, to discharge the responsibilities of the board relating to the compensation of our chief executive officer and other executive officers, to administer our equity-based compensation plans, to review and approve our objectives and elements of executive compensation, and to review and discuss with management the Company’s Compensation Discussion & Analysis and recommend to the board that it be included in the Company’s proxy statement for its annual meeting of stockholders.

The compensation committee annually reviews the performance of our chief executive officer and makes compensation decisions regarding the chief executive officer based on that review. The chief executive officer annually reviews the performance of each of the other executive officers and, based on this review, makes recommendations to the committee with respect to their compensation. The recommendations, including those made with respect to salary adjustments, bonus percentages, equity awards and perquisites, are presented to the committee by our chief executive officer, and our vice president of human resources. The committee then determines the recommended salary, bonus percentages, perquisites or equity awards to the executive officers. The committee approves the elements of compensation relevant to chief executive officer and executive officer compensation after considering, among other information, advice from an independent compensation consultant, established corporate goals and objectives, Company performance targets, personal performance objectives, and the compensation paid by the Company’s competitors.

Compensation Committee Interlocks and Insider Participation. None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Nominating and Governance Committee (3 meetings). The current members of the nominating and governance committee are Thomas N. Amonett (chair), Thomas J. Madonna and Steven A. Webster. Mr. Amonett was appointed as chairman of the committee in June 2010. The purposes of the committee are, among other things, to identify and recommend individuals qualified to become board members consistent with criteria approved by the board, to assist the board in determining the composition of the board and its committees, to develop, implement and review our corporate governance guidelines, practices and procedures, and to oversee a process to assess board and committee effectiveness. The committee is also responsible for overseeing the Company’s international anti-corruption, ethics and compliance programs.

In assessing the qualifications of prospective nominees to our board of directors, the nominating and governance committee considers factors it deems relevant, including each nominee’s general understanding of marketing, finance, accounting, or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background, willingness to devote time to the board of directors’ duties, past board and committee meeting attendance and performance, commitment to the Company’s core values and independence under applicable standards. In addition, the committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas. The nominating and governance committee does not specifically consider diversity in regards to ethnicity, gender, race, or age in assessing the qualifications of director nominees nor does it have a policy regarding diversity of nominee candidates. However, as stated above, the committee does consider the diversity of professional experiences and background of nominees, both individually, and in the context of the whole board.

The nominating and governance committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chair, Nominating and Governance Committee, in care of the Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. In accordance with our Policy Regarding Director Recommendations by Stockholders, which can be found under the “Corporate Governance” section of our website at www.herculesoffshore.com, the recommendation should contain the following information:

•	The name and address of the stockholder making the recommendation;

•	The number of shares of each class or series of capital stock of the Company owned beneficially by the recommending stockholder;

•	The name and address of each person with whom the recommending stockholder is acting in concert;

•	The number of shares of each class or series of capital stock of the Company owned beneficially by such person with whom the recommending stockholder is acting in concert; and

•

A description of all arrangements and understandings between the recommending stockholder and each nominee and any other persons with whom the recommending stockholder is acting in concert pursuant to which the nomination is being made.

The recommending stockholder shall also submit, with the recommendation, a signed statement including the following information:

•	The name, age and business address of the nominee;

•	The principal occupation or employment of the nominee;

•	The number of shares of each class or series of capital stock of the Company beneficially owned by the nominee;

•	The written consent of the nominee to have such nominee’s name placed in nomination at the meeting and to serve as a director if elected;

•

Any other information relating to such nominee as is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•

A notarized affidavit executed by each nominee to the effect that he is eligible for election as a member of the board of directors and, if elected, he will serve as a member of the board of directors.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the board of directors, executive officers, third-party search firms or other sources.

Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of our stockholders. In 2012, our board of directors held eight meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he or she served. All of our directors who were serving as directors at our 2012 annual meeting of stockholders attended that meeting.

Structure of the Board of Directors and Role in Risk Oversight

  Board Leadership Structure

Our board is comprised of individuals who possess substantial experience in the oil and gas and oilfield services industries, as well as significant financial, management, capital markets and board experience. Our chairman is the presiding director at each of our board meetings.

Since our inception, the roles of our chief executive officer (who is also our president) and our chairman of the board have been separated, which we believe is the best governance model for the Company at this time. Our chief executive officer is primarily responsible for managing our day-to-day operations and implementing our strategic initiatives. Our board chairman is an independent director who interfaces with our other board members to provide objective guidance on our strategy and performance, approves the agendas for all board meetings and communicates the objectives of the board to management.

Under this model, we believe that separating these positions enables our chief executive officer to concentrate his efforts on managing our operations and strengthening our business, while the chairman oversees whether our overall performance and strategy objectives are being met and management has the support it needs from the board to carry out the Company’s strategic initiatives. The separation of these roles has enabled our chairman and chief executive officer to efficiently and effectively work toward achieving their respective strategic and operational objectives to the benefit of our shareholders.

  Director Qualifications

Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our board of directors.

Mr. Bates was appointed chairman of the board in 2009. In connection with his appointment, Mr. Bates resigned from each of the committees on which he served to focus on his role as chairman. Mr. Bates has extensive management experience during his long career in the oilfield services industry, having served as President of the Discovery Group of Baker Hughes Inc., President and Chief Executive Officer of Weatherford Enterra, Inc., and as President of Anadrill at Schlumberger Limited, among other positions. Mr. Bates also lends significant investment and capital markets experience gained from his time as a managing director and senior advisor of Lime Rock Management LP. He also currently serves as a director of one other public company and previously served as a director of three other public companies. We believe that Mr. Bates’s vast and diverse professional experience provides great benefit to the board and to the Company in his role as chairman.

Our committees are designed to leverage the relevant knowledge and expertise of our directors. The chairman of our audit committee, Mr. Madonna, has significant experience in both the public and private accounting sector, specializing in the international energy and oilfield industries. He worked for more than thirty years for a major accounting firm, including twenty years as a partner, and for nine years held senior finance positions with a Houston-based foundation. We believe Mr. Madonna’s varied experience in both public and private sector accounting allows him to effectively oversee the audit process of the Company and facilitate the accomplishment of the audit committee’s purposes.

Ms. Baer, also a member of our audit committee, has spent her entire career in investor relations, finance and accounting positions, most recently serving as chief financial officer of an independent oil and gas company. Ms. Baer also has been a director and has served on the audit committee (including currently as chairperson) of another public company since August 2005.

The third member of our audit committee, Mr. Parker, also has significant experience in the public accounting sector, working for fifteen years (six as a partner) for a major accounting firm. In addition, he serves as chairman of the board of two public companies and on the audit committee of two public companies

(including as chairman of one) and until June 2010 served as the chairman of our audit committee. In addition, Mr. Parker was a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, a rigorous suite of courses spanning leading practices for boards and committees. He supplements his skill sets through ongoing engagement with the director community.

All three members of our audit committee have been determined by the Board to qualify as “financial experts.”

Two members of our compensation committee have served or are currently serving as chief executive officer of a publicly traded company in industries related to ours. Mr. Hamilton, the chairman of our compensation committee, has extensive executive management experience in the energy industry, including serving as chief executive officer and president of an exploration and production company for almost six years. In addition, he currently serves as a director of three other public companies (including as Non-Executive Chairman of one) and on the compensation committee of two of these companies (including as chairman of one). We believe that Mr. Hamilton’s leadership roles in these other organizations provide him with the background to oversee our compensation program and to use the compensation program to effectively motivate and incentivize our executive officers and other employees.

Mr. Pilenko has worked in executive management positions across the globe throughout his career. He has been the chairman and chief executive officer of two companies and currently serves in these roles at Technip. Mr. Pilenko’s international management experience provides our board and the compensation committee with important insight from a broader global perspective.

Mr. Parker is the third member of our compensation committee and, as described above, has significant experience as a director and committee member of publicly traded companies, including currently serving on the compensation committee of three other public companies.

Mr. Amonett, who was appointed as chair of our nominating and governance committee in June 2010, has served as chief executive officer of Champion Technologies, Inc. for the past fourteen years. In addition, he was the chairman of TODCO for over two years prior to it being acquired by Hercules Offshore in 2007 and was the chief executive officer of Weatherford Enterra Inc. from 1996-1997. He also is a director of two other publicly traded companies, serving on the audit committee of both of these companies, on the compensation committee of one of these companies and as chairman of the nominating and governance committee of one of these companies.

Mr. Webster has a long career in our industry, having founded and served as the chairman and chief executive officer of one of TODCO’s predecessor entities. He also co-founded a private equity investment firm and serves as a director of four other public companies, including as chairman of two of these companies, which are both in the oil and gas industry. Mr. Webster’s experience provides our board specific expertise about our drilling rigs and industry, as well as valuable insight into the capital markets.

The third member of our nominating and governance committee, Mr. Madonna, previously served as the chairman of our nominating and governance committee and has significant committee experience, as noted above.

As a whole, the structure of our board lends knowledge specific to our industry and to our assets, and is composed of directors that provide a wealth of experience both from a management and director, as well as a customer and an investor, perspective. In addition, our board members provide a balance of individual experience in the financial, legal, operational, accounting and marketing functions. Our committees are structured to take advantage of the diverse individual experiences of their respective members in order to accomplish the purposes of each committee and the board.

The nominating and governance committee reviewed the composition of the board and each of the committees at its meeting in the fourth quarter of 2012 and determined not to make any changes to the composition of any of the committees for 2013.

  Board’s Role in Risk Oversight

Our board, primarily through our committees, plays an important role in assessing and overseeing the various risks to which the Company is exposed. On an annual basis, our chief compliance officer makes a comprehensive presentation to the nominating and governance committee regarding the governance and compliance risks that are impacting or that could potentially impact our business. Included in this presentation is an overview and analysis of our anti-corruption compliance program, a review of our insurance policies, and a discussion of enforcement trends relevant to our company. In addition to this annual update, our chief compliance officer also provides updates on compliance matters relevant to the Company during the executive session held at the end of each nominating and governance committee meeting, and our management also provides periodic updates throughout the year as issues arise. Furthermore, the nominating and governance committee evaluates the board leadership and overall composition of the board.

Our audit committee, with input from our internal audit group and our finance and accounting personnel, oversees our financial reporting and Sarbanes-Oxley and Dodd-Frank compliance processes. Additionally, the committee monitors compliance in the human resources area through the internal audit group’s activities. The committee also meets periodically with management to discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our chief compliance officer provides updates on compliance matters relevant to the audit committee during the executive session held at the end of each audit committee meeting.

Our compensation committee assesses risks associated with the Company’s compensation program. As discussed in Compensation Discussion and Analysis below, the compensation committee establishes and monitors our compensation program in order to incentivize and motivate our officers and employees, while taking into account potential risks associated with such compensation program.

Our board, with input from management, also assesses and oversees our operational risks. The board receives reports on Health, Safety and Environmental (“HSE”) issues at each board meeting from senior operations and HSE managers. In addition, the board receives reports on operational issues at each board meeting from senior operations personnel and receives and reviews contract status and marketing reports at each board meeting from senior marketing personnel. We have a risk department who reports directly to our deputy general counsel. These individuals manage and monitor our claims and litigation and provide periodic reports to the board. Included in these updates are annual presentations about our insurance packages and management’s discussions with our underwriters. Given the dynamic nature of the insurance market in our industry, the board plays an active role in oversight of our insurance packages to address our operational risks.

Our board also assesses transactional and capital structure risks. The board receives periodic updates from management on our capital structure and compliance with our debt instruments. Additionally, the board considers the risks associated with merger and acquisition and capital markets transactions that are contemplated in the execution of the strategy of the Company.

Each of the committees communicates directly with our management team to implement the Company’s risk management objectives. At the regularly scheduled committee meetings, management provides feedback on the achievement of these objectives and receives input from the respective committees regarding future actions. Management also keeps the full board apprised of any significant risks that the Company is encountering or expects to encounter as such risks arise.

The committees report their respective assessments of risks to the full board of directors. We believe our board and committee structure, and the communication among the committees and between the board and our management team, allows the board to effectively oversee the management of our risks by our officers.

  Corporate Governance

Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law. The guidelines provide a framework for the governance of our company and the board, covering such matters as determining director independence; director orientation and continuing education; director responsibilities; director access to officers, management and advisors; annual evaluations of the board; and other corporate governance practices and principles. The guidelines are available on our website at www.herculesoffshore.com under the “Corporate Governance” section. In addition, the guidelines, as well as the charters of the audit committee, the compensation committee and the nominating and governance committee, and our Code of Conduct, are available in print to any investor requesting a copy. Requests should be directed to our Investor Relations Department.

Code of Conduct. All of our directors and employees must act ethically at all times and in accordance with the policies comprising our Code of Conduct. The code is a reaffirmation that we expect all directors and employees to uphold our standards of honesty, integrity, ethical behavior and compliance with the law, and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the code. The code sets forth the procedures for the confidential and anonymous reporting of a violation of the code. We prohibit any form of retaliation against any employee for reporting, in good faith, suspected violations of the code. The code also sets forth procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In the event of any change or waiver, including an implicit waiver, of the code granted by us to one of our executive officers or directors, we will make disclosure of such waiver available on our website at www.herculesoffshore.com. The code is available on our website at www.herculesoffshore.com, as described above.

Policy Regarding the Granting of Equity-Based Compensation Awards. We make equity grants to our employees and directors in accordance with our Policy Regarding the Granting of Equity-Based Compensation Awards. This policy establishes guidelines and procedures for the granting of equity compensation, including the timing of making annual grants and the approval process for such grants. In addition, this policy requires that all equity-based compensation awards granted to our officers have a vesting period of at least one year. The policy is intended to ensure that we comply with applicable laws and regulations as well as leading governance practices with respect to the granting of equity compensation. The policy is available on our website at www.herculesoffshore.com under the “Corporate Governance” section.

Clawback Policy. In February 2009, our board adopted a clawback policy applicable to our executive officers and directors. The clawback policy provides that, in the event that an executive officer or director of ours, while employed by us, is found to have engaged in fraud or misconduct that resulted in a material restatement of our financial statements or caused us to violate in any material respect the United States securities laws and regulations or the FCPA, we shall have the right to (i) reimbursement of any bonus or retainer previously paid to such executive officer or director, (ii) forfeit or cancel any unvested equity compensation award and the reimbursement of the fair market value of any vested equity compensation award granted to such executive officer or director, and (iii) reimbursement of any gains or profits realized from the exercise of stock options or from any other disposition of securities attributable to an award of equity compensation, in each case awarded to, paid to or realized by the executive officer or director, or vested, within the two-year period prior to such restatement or violation. In addition, the board may terminate the employment of such executive officer or demand the resignation of such director and take any other lawful actions as it deems appropriate to enforce the executive officers’ and directors’ obligations to us.

Executive Sessions. The independent directors meet regularly in executive sessions, both with the participation of our chief executive officer for a portion of the executive session and without management participation, before and, if necessary after, each regular non-telephonic board meeting. Currently, the director who presides at these meetings is the chairman of the board. If the chairman ceases to be independent, then the presiding director will be chosen by a vote of the independent directors.

Communication with the Independent Directors. Stockholders and other interested parties may make their concerns known confidentially to the independent directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of our corporate secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

EXECUTIVE OFFICERS

We have presented below information about our executive officers as of March 19, 2013. Officers are appointed annually by the board of directors and serve until their successors are chosen or until their resignation or removal.

Name	Age	Position
John T. Rynd	55	Chief Executive Officer and President (1)
Stephen M. Butz	41	Executive Vice President and Chief Financial Officer
James W. Noe	40	Executive Vice President
Terrell L. Carr	58	Senior Vice President, Worldwide Drilling Operations
Troy L. Carson	37	Senior Vice President and Chief Accounting Officer
Todd A. Pellegrin	47	Senior Vice President, Worldwide Liftboat Operations
Claus E. Feyling	60	Vice President, International Business Development; President of Hercules International Holdings, Ltd.
Kimberly A. Riddle	47	Vice President, Human Resources
Beau M. Thompson	35	General Counsel and Secretary

(1)	For biographical information on Mr. Rynd, see “Election of Directors — Board of Directors” beginning on page 5.

Stephen M. Butz was appointed Executive Vice President and Chief Financial Officer in January 2013, after serving as Senior Vice President and Chief Financial Officer since May 2010, and as Vice President, Finance and Treasurer since October 2006. He joined the Company in February 2005 as the Director of Corporate Development. During 2004, Mr. Butz served as a consultant to Noble Corporation. From 1996-2004, he worked in the investment banking industry as an equity research analyst at Deutsche Bank and Jefferies & Company. Before joining Jefferies & Company, Mr. Butz held positions in corporate lending. Mr. Butz currently serves on the board of directors of Discovery Offshore S.A.

James W. Noe was appointed Executive Vice President in November 2012, after serving as Senior Vice President, General Counsel and Chief Compliance Officer since April 2007 (and as Secretary until February 2010) and as Chief Executive Officer and President of our Delta Towing division from December 2008 until it was sold in May 2011. From October 2005 to April 2007, Mr. Noe served as Vice President, General Counsel, Chief Compliance Officer and Secretary of Hercules Offshore. From July 2002 to October 2005, Mr. Noe was Corporate Counsel for BJ Services Company, a worldwide oilfield services company. He was in private legal practice from October 1997 to July 2002. Mr. Noe currently serves on the board of directors of Discovery Offshore S.A.

Terrell L. Carr joined Hercules Drilling Company, LLC as Vice President of Operations in January 2007. He was named Hercules Offshore’s Senior Vice President of Worldwide Drilling Operations in January 2013 and is responsible for Hercules Offshore’s day-to-day drilling operations. From 2006 to January 2007, Mr. Carr served as Operations Manager for the Asia Pacific Region of Ensco International Incorporated and from 2001-2006, he served as a Rig Manager and Country Manager in various international locations for Ensco International Incorporated. Prior to joining Ensco, from 1982 to 2001, Mr. Carr was employed by Reading & Bates Corporation (later R&B Falcon Corporation) in various key international operations and marketing roles.

Troy L. Carson was named Senior Vice President and Chief Accounting Officer in January 2013, after serving as Chief Accounting Officer since May 2010. He joined the Company in March 2007 as Vice President and Corporate Controller and was appointed Principal Accounting Officer in July 2008. Previously, Mr. Carson served in a variety of roles, including as the Assistant Corporate Controller at Weatherford International Ltd., an international oilfield services company, from June 2002 to March 2007. In addition, he was a member of the Commercial Assurance Practice of Arthur Andersen LLP from 1997 to 2002.

Todd A. Pellegrin was appointed Senior Vice President of Worldwide Liftboat Operations in January 2013, after serving as Vice President of Worldwide Liftboat Operations since December 2008. From June 2008 to December 2008, Mr. Pellegrin served as Vice President of International Liftboats. From July 2007 to June 2008, Mr. Pellegrin served as the Managing Director for the West Africa Region. Prior to this appointment, Mr. Pellegrin held the position of Managing Director of Hercules Offshore Nigeria from March 2006 to July 2007. Mr. Pellegrin was the Managing Director of Danos & Curole Nigeria, Ltd. from January 2004 to February 2006. From August 1998 to December 2003, he served in several capacities for Danos & Curole, including International Business Development Representative.

Claus E. Feyling was appointed Vice President, International Business Development of Hercules Offshore in July 2007 upon the acquisition of TODCO, where he held the same position since April 2006. In December 2011, he was named President of Hercules International Holdings Ltd. Previously, he served as Director, Business Development and Manager, Marketing and Business Development for Pride International, Inc. from 2001-2005. Mr. Feyling was previously employed as Vice President, Marketing and General Manager Asia Pacific for Marine Drilling, and held numerous rig operations management positions for Odfjell Drilling Asia.

Kimberly A. Riddle was named Vice President, Human Resources of Hercules Offshore in May 2011. She joined the Company in March 2008 as Compensation Manager. Prior to joining Hercules Offshore, Ms. Riddle served as a Human Capital Consultant at Deloitte Consulting and has over 20 years of experience in human resources, specializing in compensation management.

Beau M. Thompson was named General Counsel and Secretary in November 2012. Mr. Thompson joined the Company in May 2007 as Associate General Counsel and Assistant Secretary. In 2010, he became the Assistant General Counsel and Secretary. Prior to joining the Company, he was in private legal practice.

SECURITY OWNERSHIP

The following table sets forth information as of March 19, 2013 with respect to the beneficial ownership of our common stock by (1) each stockholder who is known to us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below, and (3) all current executive officers and directors as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Class
Dimensional Fund Advisors LP(3)	12,680,695	7.9%
BlackRock, Inc.(4)	8,682,004	5.4%
John T. Rynd	1,789,507	1.1%
Stephen M. Butz	476,399	*
James W. Noe	681,510	*
Terrell L. Carr	547,053	*
Troy L. Carson	306,428	*
Thomas N. Amonett	76,926	*
Suzanne V. Baer	68,771	*
Thomas R. Bates, Jr.	170,000	*
Thomas M Hamilton	74,734	*
Thomas J. Madonna	98,200	*
F. Gardner Parker(5)	72,100	*
Thierry Pilenko	61,866	*
Steven A. Webster(6)	1,941,639	1.2%
All current executive officers and directors as a group (17 persons)	6,956,768	4.3%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	The address of each director and executive officer is 9 Greenway Plaza, Suite 2200, Houston, Texas 77046.

(2)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of March 19, 2013 by exercise of stock options as follows: Mr. Rynd — 890,000 shares; Mr. Butz — 211,900 shares; Mr. Noe — 385,250 shares; Mr. Carr — 315,000 shares; Mr. Carson — 180,100 shares; Mr. Amonett — 17,308 shares; Ms. Baer — 10,000 shares; Mr. Bates — 0 shares; Mr. Hamilton — 17,308 shares; Mr. Madonna — 10,000 shares; Mr. Parker — 10,000 shares; Mr. Pilenko — 10,000 shares; Mr. Webster — 10,000 shares; and all current executive officers and directors as a group — 2,218,034 shares.

(3)

Based on a Schedule 13G filed February 11, 2013 with the SEC by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP reported that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Security Ownership Table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for this entity is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)	Based on a Schedule 13G filed January 30, 2013 with the SEC by BlackRock, Inc. BlackRock, Inc. reported sole voting and dispositive power with respect to 8,682,004 shares of common stock. The address for this entity is 40 East 52nd Street, New York, New York 10022.

(5)	Mr. Parker owns 7,000 shares indirectly through his wife.

(6)	Mr. Webster directly owns 1,253,125 shares of our common stock and is the beneficial owner of 588,767 shares of our common stock through Kestrel Capital, LP, over which Mr. Webster shares voting and investment power, 44,747 shares of our common stock as Trustee of the Steven A. Webster Defined Benefit Pension Plan, 5,000 shares of our common stock as Trustee of the Elizabeth Anne Webster Trust, and 40,000 shares of our common stock through San Felipe Resources Company, of which he and his wife are the general partners.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent (10%) of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2012 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent (10%) or more of a class of equity securities were filed on a timely basis.

COMPANY PERFORMANCE HIGHLIGHTS AND

SHAREHOLDER OUTREACH

Executive Summary

Hercules Offshore Pays for Performance and Responds to Shareholders

We are committed to providing value to our shareholders. Following two failed say-on-pay votes, we dedicated significant efforts to correcting the problem that our shareholders perceived to exist within our executive compensation program. We directly engaged our shareholders to solicit their thoughts and suggestions regarding our compensation programs, but more importantly, we took action. We are confident that through the discussions below, our shareholders will see that we understand our responsibility to maintain an executive compensation program that fairly and appropriately compensates our executive officers.

Hercules Offshore Performance

Hercules Offshore has been one of the highest performing companies in its sector over the past two years. Our 1-year Total Shareholder Return (“TSR”) ranked second in our peer group in 2012 (95th percentile) and our 2-year TSR ranked first in our peer group (100th percentile). Our stock price increased by 39% in 2012, after increasing by over 27% in 2011. Hercules Offshore is performing.

Pay for Performance

Hercules Offshore targets total cash compensation at the 50th percentile of its peer group for our executive officers. Actual total cash compensation for our named executive officers as a whole in 2012 was below the 50th percentile. Despite strong financial performance the past two years, the compensation that we have paid our executive officers has remained below or only slightly above the 50th percentile of our peer group. In 2012, our Chief Executive Officer’s total direct compensation decreased by $1.8 million from his 2011 compensation level. Hercules Offshore believes that it is paying its executive officers fairly, both from an executive officer and shareholder perspective.

Hercules Offshore executive pay vs. market provided by Longnecker & Associates

2012 “Say on Pay” Vote

Our 2012 advisory vote on executive compensation failed by a vote of 48% to 52%. Although this was an improvement over our 2011 advisory vote of 38% to 62%, the outcome was extremely disappointing to Hercules Offshore, its board of directors, and compensation committee. In response to the 2012 vote and at the direction of the compensation committee, we immediately organized a robust outreach effort to our shareholders. Our board chairman and compensation committee chairman, along with members of senior management, engaged in valuable discussions with many of our institutional investors, as well as Institutional Shareholder Services, Inc. and Glass Lewis & Co., about our executive compensation program, corporate governance and strategic accomplishments. As we evaluated our executive compensation and governance programs in 2012, we considered and incorporated the feedback we received from these sources, which resulted in significant changes to these programs. While all of our program modifications are discussed in detail throughout the CD&A, some noteworthy changes are as follows:

Our Response to Shareholder Feedback:

1.	Chief Executive Officer long-term incentive awards targeted at 70% performance-based in 2013, up from 55% in prior years
2.	Adopted a three year performance period for performance awards
3.	Adopted a relative performance metric (stock price performance ranking) for long-term incentive plan
4.	Consolidated all Hercules Offshore executives under the same metrics for annual incentive plan
5.	Eliminated overlapping performance metrics for annual and long-term incentive plans
6.	Moved from six-month to one-year performance period under our annual incentive plan
7.	Terminated our poison pill
8.	Adopted a no excise tax gross-up policy
9.	Amended existing employment agreements to eliminate excise tax gross-ups and provide for a definite term
10.	Amended long-term incentive plan to eliminate share recycling provision
11.	Instituted minimum vesting requirements for all equity-based compensation awards
12.	Discontinued guaranteed bonuses and retention bonuses
13.	Adopted anti-hedging policy
14.	Adopted “Director Resignation” voting policy

Our Executive Compensation Programs: We Pay for Performance

The core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three elements of total direct compensation: base salary, annual incentive compensation and long-term incentive compensation. These elements provide our compensation committee with a platform to reinforce our pay-for-performance philosophy while addressing our business needs and goals with appropriate flexibility. As illustrated in the chart below, in 2012, 82.1% of total direct compensation to our chief executive officer was performance-based and not guaranteed.

Our Relationship between Company Performance and CEO Compensation

Our executive compensation programs closely tie pay to performance and motivate our executive officers to create long-term value for Hercules Offshore and its shareholders. The charts below demonstrate the relationship between Company performance, based on key company performance measures, and the compensation of our chief executive officer from 2010 to 2012. These key performance measures, revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), were chosen because they drive earnings growth and the creation of long-term shareholder value.

Our Relationship between Company Stock Price and CEO Compensation

Our executive compensation programs are designed to motivate our executive officers to create long-term value for Hercules Offshore and its shareholders. The chart below demonstrates the relationship between Company stock price and the compensation of our chief executive officer from 2010 to 2012.

Our 2012 Business Highlights

2012 was a year of significant achievements as we continued our forward momentum. Even in an uncertain environment, Hercules Offshore achieved substantial growth, as we continued to manage our cost structure, strengthen our balance sheet and build our revenue backlog. Business highlights included:

•	Increased revenue backlog by 58%;

•	Increased average fleet dayrate in our Domestic Offshore segment by 28%, with these increased dayrates continuing into 2013;

•	Acquired the jackup drilling rig Ocean Columbia and signed a three-year contract for the rig with Saudi Aramco;

•	Refinanced our term loan, resulting in a substantially improved credit profile;

•	Reduced net debt by $100.1 million; and

•	Successfully concluded the Foreign Corrupt Practices Act investigations by the Securities and Exchange Commission and Department of Justice with no fines, penalties or enforcement actions.

As a result of these strategic accomplishments and the continued effective management of our business by our executive team, our stock price increased by 39% in 2012, after increasing by over 27% in 2011.

Our Executive Compensation Practices

Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our shareholders’ interests.

Compensation Best Practices that We Follow
Pay for Performance – We seek to tie pay to performance. Over 82% of our chief executive officer’s direct compensation is not guaranteed. We set clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan – Execute for Success, which emphasizes performance in the areas of Safety, Financial and Marketing, Operations and People.
Mitigate Undue Risk – We seek to mitigate undue risk associated with compensation, including utilizing caps on potential payments, clawback provisions, retention provisions, multiple performance targets and robust board and management processes to identify risk.
Independent Compensation Consulting Firm – The compensation committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.
Double Trigger – We provide for accelerated vesting of equity awards after a change in control only in the event that an employee is also terminated within two years of the change in control (a double trigger).
Minimal Perquisites – We provide only minimal perquisites to our executive officers.
Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Equity Ownership Guidelines – We require our directors and executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our stockholders.
Review Tally Sheets – We review tally sheets for our named executive officers prior to making executive compensation decisions.
Clawback Policy – We have a clawback policy that allows the Company to take back, under certain circumstances, compensation paid to directors and executive officers.
Minimum Vesting Requirements – We have instituted minimum vesting requirements for all equity-based compensation awards.

Disfavored Compensation Practices that We do not Follow
No share recycling under the long-term incentive plan
No excise tax gross-ups upon change in control
No repricing of underwater stock options
No hedging transactions or short sales by executive officers or directors permitted
No guaranteed bonus or retention bonus for executive officers
Severance multipliers not greater than 3.0 times

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Structure

This Compensation Discussion and Analysis, or “CD&A”, describes Hercules Offshore’s executive compensation philosophy and program for 2012 and certain elements of the 2013 program. This CD&A explains how the compensation committee of the board of directors made compensation decisions with respect to our executives, including the following named executive officers (who may be referred to herein collectively as the “NEOs”):

Executive	Position
John T. Rynd	Chief Executive Officer and President
Stephen M. Butz	Executive Vice President and Chief Financial Officer
James W. Noe	Executive Vice President
Terrell L. Carr	Senior Vice President, Worldwide Drilling Operations
Troy L. Carson	Senior Vice President and Chief Accounting Officer

Philosophy, Goals and Core Principles

Our compensation philosophy, which is set by the compensation committee, is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. A significant portion of the total compensation opportunity for each of our executive officers is directly related to the Company’s stock price and other performance factors that measure our progress against strategic and operating goals, as well as performance against our peer group. Our compensation program is designed to reward employees for producing sustainable growth consistent with our strategic plan – Execute for Success, which sets forth a common set of strategies, Accountability for Safety, Operate to Win, Fund the Future and Work as HEROES, that guide us to succeed in the ever challenging offshore drilling industry. The committee has identified four core principles that drive our executive compensation philosophy and motivate our executives to continually improve the financial and operating position of the Company and deliver long-term shareholder value.

We seek to implement our philosophy and achieve the goals of our program by following four core principles:

1.	Support, communicate and execute Hercules Offshore’s strategic plan and goals.
2.	Motivate and reward executives when they deliver desired business results and reduce rewards for underperformance.
3.	Attract and retain the most talented executives to succeed in a competitive market place.
4.	Closely align the interest of executive officers with shareholders’ interest and support an equity ownership environment.

The compensation committee believes each of the direct components of our executive compensation program must contribute to the furtherance of our core principles, as outlined in the following chart:

Compensation Element	Objective		Key Features
Base Salary	• •	Attract and retain high-caliber talent Provide a minimum, fixed level of cash compensation	• • •	Reviewed annually Aligned with median compensation of peer group Adjustments based on accomplishment of individual performance goals

Annual Incentive Award	• •	Motivate high performance Reward the achievement of short-term individual and Company performance objectives	• •	Targets set as a percentage of base salary Payments based on performance against operating and strategic plan goals

			•	No payment if performance is below threshold
Long-Term Incentive Awards	•	Reward multi-year financial success which supports the Company’s long-term strategic objectives	• • •	Awards are primarily equity based A majority of the awards are tied to the achievement of pre-established performance goals No payment for performance awards if performance is below threshold
	•	Encourage stock ownership and reinforce an alignment of executives’ interests with those of stockholders
	•	Promote retention of key talent

2012 Compensation for our Executive Officers

In the first quarter of 2012, the compensation committee established base salaries, incentive targets and operational goals under the annual and long-term incentive plans, and determined the equity awards for executive officers. Our pay-for-performance approach for our named executive officers provides that:

1.	A larger portion of their total compensation be “at risk” in the form of annual and long-term incentive awards.
2.	A larger portion of their incentive awards should be focused on long-term awards to drive sustainable shareholder value.
3.	A majority of the long-term incentive awards granted each year should be based on the achievement of Company performance objectives.

The following chart illustrates the allocation of all fiscal 2012 total direct compensation components for each named executive officer. This chart highlights the Company’s emphasis on long-term and at-risk compensation:

Competitive Positioning

In support of our compensation philosophy, we target the median compensation of our peer group for each of our named executive officers. In consultation with our independent executive compensation consultant, Longnecker and Associates (“Longnecker”), the compensation committee reviews the peer group against which financial performance and competitive positioning programs are assessed. The committee compares each element of total compensation against a peer group of publicly traded offshore drilling, exploration and production and oilfield services companies. The principal criteria used to determine membership in our peer group are the business of the companies, geographic locations of the companies’ operations, company size, and the extent to which we compete with such companies for executive talent. Market data was taken from companies that operate in the oil and gas industry and included companies that had median revenues of approximately $1.15 billion, a median market cap of $1.96 billion and median enterprise values of $2.48 billion.

For the peer group that we used to determine 2012 compensation, the compensation committee and Longnecker noted few companies of a similar size that compete in the same geographic and water-depth areas as the Company. Accordingly, the committee selected companies who share certain similar characteristics with the Company. Specifically, the compensation committee thought it appropriate to add operators of a similar size that have substantial operations in the Gulf of Mexico and other drilling contractors of varying sizes that also operate in shallow water. For example, we included in our peer group the owners of the majority of jackup rigs operating in the Gulf of Mexico, including Diamond Offshore Drilling, Inc., Ensco and Rowan Companies, Inc., despite the fact that these companies are significantly larger than us. We compete with these larger companies both on an operational level and for executive talent. Simply put, our peer group consists of companies against which we compete for talent, business and stockholder investment. The companies that the committee selected to comprise our peer group in informing 2012 compensation were ($ in 000’s):

Company	Offshore Driller	Onshore Driller	Energy Services	Enterprise Value(1)	Gulf of Mexico
ATP Oil & Gas Corp				$2,757	X
Atwood Oceanics	X			$3,171
Basic Energy Services			X	$1,792
Diamond Offshore Drilling, Inc.	X			$9,340	X
Dresser-Rand			X	$4,260
Ensco PLC	X			$15,810	X
Gulfmark Offshore			X	$1,220	X
Helmerich & Payne	X	X		$6,110	X
Hornbeck Offshore Services, Inc.			X	$1,360	X
Parker Drilling	X	X		$1,107	X
Patterson-UTI Energy		X	X	$3,940
Rowan Companies, Inc.	X			$5,080	X
Superior Energy Services, Inc.			X	$3,802	X
Tetra Technologies			X	$1,017	X
Tidewater, Inc.			X	$3,280	X
Willbros Group, Inc.			X	$519
Peer Group Average				$4,035
25th Percentile				$1,220
50th Percentile				$3,171
75th Percentile				$4,260
Hercules Offshore	X		X	$1,413	X

1.	Enterprise value as of 9/6/2011 as calculated and provided by Longnecker & Associates.

The committee periodically reviews and adjusts the composition of the peer group. In 2012, with Longnecker’s assistance and input from senior management, the compensation committee reviewed our peer group and made certain changes that are included in our current peer group composition that will be used to determine 2013 executive compensation. The following changes were made to the peer group from 2012 to 2013:

Company	Action	Reason
ATP Oil & Gas	Removed	Filed Chapter 11 Bankruptcy
Superior Energy Services	Removed	Sold Domestic liftboat business to Seacor Holdings, Inc.
Diamond Offshore Drilling, Inc.	Removed	Shifting focus to deepwater drilling
Willbros Group, Inc.	Removed	Dissimilar service industry
PDC Energy	Added	Similar size peer in energy industry
Seacor Holdings, Inc.	Added	Acquired domestic liftboat business from Superior Energy Services
Unit Corporation	Added	Similar size peer in energy industry
Vantage Drilling	Added	Offshore driller of a similar size

Our Executive Compensation Decision-Making Process

Compensation Committee

The board of directors delegates to the compensation committee responsibility for establishing the compensation of its executive officers, pursuant to a written charter adopted by the board and posted on the Company’s website at www.herculesoffshore.com. Each of the three members of the compensation committee meets the independence requirements contained in the NASDAQ Global Select Market listing standards.

The compensation committee is responsible for the oversight and administration of the Company’s base, annual incentive, long-term incentive compensation and benefit programs for executive officers. The committee’s key responsibilities are to:

•

review and approve the elements of compensation relevant to the chief executive officer and executive officer compensation in conjunction with established corporate goals and objectives, including perquisites; evaluate the chief executive officer’s performance in light of those goals and objectives; and determine and approve the chief executive officer’s compensation;

•

review, modify (if necessary) and approve the Company’s peer companies and data sources for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

•	establish corporate goals and objectives relevant to the incentive compensation of executive officers;

•	develop and make recommendations to the board regarding succession plans for our chief executive officer and the Company’s key executive officers and management;

•

consider and take action on the adoption of and changes to our incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the board on plans, goals or amendments to be submitted for stockholder approval;

•	administer the compensation plans that it is assigned responsibility to administer;

•	review and make recommendations to the board concerning the form and amount of compensation and benefits payable to the Company’s non-employee directors;

•	review and recommend to the board of directors how frequently the Company should permit stockholders to have an advisory vote on executive compensation;

•	approve employment, severance, change of control and retention agreements for executive officers;

•	make recommendations to the board regarding the adoption or modification of any equity ownership guidelines applicable to the Company’s executive officers and directors;

The compensation committee believes that the application of its members’ collective experiences and judgment is as important to excellence in compensation decisions as the use of data. Market data is an important tool for analysis and decision-making; however, the compensation committee exercises both positive and negative discretion based on the committee members’ experiences and judgment. The compensation committee gives consideration to each officer’s personal contributions to the organization, as well as his or her skill sets, qualifications and individual performance, and competitive conditions in determining compensation in an effort to retain highly qualified employees in key positions. The compensation committee recognizes that certain executive officers may have a more expansive role in executing the management of our Company compared to similarly situated executives in the peer group. The committee also seeks to reward the sense of urgency and the ingenuity that allows the officer to effectively resolve challenges and capitalize on opportunities to the benefit of the Company.

  Role of Compensation Consultant

Since 2011, the compensation committee has engaged Longnecker as its independent compensation consulting firm to assist the Company in structuring our compensation program. Longnecker performs the following tasks in providing assistance to the compensation committee with respect to the design of the Company’s compensation program:

•	Reviews peer group and survey data for competitive comparisons;

•	Attends meetings;

•	Reviews our executive compensation program and advises the compensation committee of plans or practices that might be changed to improve effectiveness;

•	Reviews our compensation philosophy, peer group and competitive positioning and advises the compensation committee on their reasonableness and appropriateness;

•

Proactively advises the compensation committee on best-practice approaches for governance of executive compensation as well as areas of concern and risk in the Company’s executive compensation program;

•	Reviews the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in our proxy statement;

•	Oversees and reviews survey data on executive pay practices and amounts that come before the committee;

•	Provides market data and recommendations on chief executive officer compensation;

•	Undertakes special projects at the request of the compensation committee; and

•	Advises the compensation committee on management proposals, as requested.

Our management did not engage Longnecker in any other capacity for 2012 and does not direct or oversee the retention or activities of Longnecker with respect to our executive compensation program. The compensation committee assessed the independence of Longnecker pursuant to SEC rules and concluded that Longnecker’s work for the board of directors did not raise any conflicts of interest.

  Role of Executive Officers

On an annual basis, our chief executive officer and president reviews the performance of each of the other named executive officers and, based on this review, makes recommendations to the compensation committee with respect to the compensation of the named executive officers, other than himself. The chief executive officer and president also considers internal pay equity issues, individual performance and Company performance in making his recommendations to the committee. Our chief executive officer and president also, with limited exceptions, attends all board and committee meetings throughout the year. The vice president, human resources, provides general administrative support for the compensation committee, such as providing data and advice to the compensation committee and overseeing the documentation of equity plans and awards as approved by the compensation committee. The remaining named executive officers do not have a formal role in setting compensation for any member of the named executive officer group.

  Shareholder Outreach and Recent Committee Actions

As we have done since the advisory vote on say-on-pay was mandated in 2011, we engaged in an extensive shareholder outreach program in 2012. After we filed our proxy statement and before our annual meeting in the spring of 2012, our board chairman and members of management embarked on a multi-pronged effort to gather feedback from key shareholders regarding our executive compensation program. This included telephonic and in-person discussions with individual and institutional shareholders, review of written correspondence submitted by individual and institutional shareholders to the board of directors and management, discussions with proxy advisory services and corporate governance research firms, and examination of media reports regarding our executive compensation program and compensation decisions. We took this feedback to heart and promptly took action. Specifically, in response to these discussions and in furtherance of our continued efforts to implement executive compensation and governance programs that are favored by our shareholders and promote the retention and motivation of our key employees and executives, we made the following enhancements to our executive compensation and governance programs:

Topic		Action		Rationale
Executive Long-Term Incentive Plan	•	CEO equity grant targeted at 70% performance-based in 2013, up from 55% in prior years	•	Further promotes achievement of our pay-for-performance compensation philosophy
	•	Adopted a three year performance period for performance-based awards in 2013	•	Consistent with leading practices and shareholder advisory group standards
	•	Adopted a relative performance metric for 2013 awards (stock price performance ranking).
Annual Incentive Plan	•	Consolidated all executives under one performance plan	•	Closer alignment of the Hercules Offshore strategic plan
	•	Eliminated overlapping metrics under the annual and long-term incentive plans	•	Responsive to shareholder concern regarding payment under different plans for achieving same objectives
	•	Eliminated six-month performance periods and adopted full-year performance period
Employment Agreement Amendments	•	Adopted a policy against the inclusion of any tax gross-up payments within any new agreements that we may enter into with our named executive officers	•	Closer alignment with best practices
	•	Amended existing employment agreements with each of the named executive officers to eliminate the gross-up provision
	•	Amended existing employment agreements to provide for a fixed term in place of the prior evergreen term

In addition to the above program enhancements that we made in 2012 in response to shareholder feedback, we maintained the many executive compensation and governance best practices that we had in place prior to the 2012 annual meeting of stockholders, including the following:

•	No poison pill – Our poison pill was terminated by unanimous board action in February 2012.

•	No share recycling – We eliminated the share recycling provision in our Long-Term Incentive Plan in February 2012.

•	Minimum vesting requirements for equity awards – All of our equity awards have at least a one year minimum vesting schedule.

•	Clawback policy – We have had a clawback policy in place since 2009.

•	Director and Executive Officer Equity Ownership Guidelines – We require our directors and executive officers to own a minimum amount of Company shares.

•	Anti-hedging policy – We prohibit our directors and executive officers from engaging in hedging and pledging transactions with respect to Company stock.

•	Independent Board Chairman – We have had an independent board chairman since our inception.

•	Disclosure of corporate governance guidelines – We disclose our corporate governance guidelines on our website, www.herculesoffshore.com.

Overview of Previous Year Performance and Compensation

Market fundamentals in the Gulf of Mexico strengthened throughout 2012. The visibility in our core domestic business is unsurpassed. Given the limited availability of rigs and strong interest from customers, we have embarked on our first rig reactivation. Additional reactivations, as well as further growth in backlog and dayrates, are contingent on commodity prices, rig availability, and customer demand. We will remain disciplined in our capital allocation decisions. The rebound in our domestic operations, along with our success in strengthening the balance sheet, will allow for opportunistic investments.

While there are a number of positive catalysts for our Company to capitalize on, we also continue to face industry, business and macroeconomic challenges. After the extreme market conditions that we have successfully navigated through over the past several years, Hercules Offshore is well-equipped to meet these challenges now and in the future. Our compensation program rewards our named executive officers for their contributions in spearheading and achieving the noteworthy accomplishments described below.

  Rebuilding Shareholder Value

Despite the challenges faced by the Company since 2008, we have been successful in accomplishing our operational and strategic initiatives. As a result, the Company’s stock price has risen over 83% year-to-date over the last three years.

Source: Yahoo Finance as of 3/26/2013

This significant stock price appreciation is a reflection of the effective execution by our senior management team of the Company’s strategic objectives, which has benefitted shareholders in the short-term and provided a foundation for sustained long-term shareholder value creation.

  Refinanced and Reduced Debt

In the spring of 2012, we completed a comprehensive refinancing that extended our debt maturities, substantially improved our credit profile and facilitated our acquisition of the jackup rig Ocean Columbia. We also continued our strategic pursuit of disposing of non-core assets in 2012, generating $72.9 million in proceeds from assets sales during the year. As a result of the refinancing and further improvement in our financial performance, we received an upgrade to our credit rating from Standard & Poor’s and Moody’s Investor Service. The following graphs highlight the Company’s asset sales and debt reduction efforts:

Source: Company filings

  Significant Growth of Domestic Offshore Business Post-Seahawk Acquisition

As discussed in our 2012 proxy statement, we acquired 20 jackup drilling rigs and related assets from Seahawk Drilling in 2011 at a price of approximately $150 million. Closing of the acquisition coincided with the start of a strong rebound in demand for jackup rigs in the U.S. Gulf of Mexico. The rigs acquired from Seahawk are part of our Domestic Offshore operating segment and have contributed to the robust growth in revenue, EBITDA and backlog for this segment. Visibility in our Domestic Offshore business is at its highest level in our history, with revenue and EBITDA at four-year highs.

Source: Company filings

  Acquisition of Ocean Columbia and Ben Avon

We continued our strategic initiative to opportunistically acquire assets in 2012 and early 2013, with the purchases of the Ocean Columbia (now the Hercules 266) and the Ben Avon (now the Hercules 267). Each of these investments was accompanied by three-year commitments at high dayrates, which we expect will generate attractive returns on our capital.

We believe that the thoughtful design of our executive compensation program over the past four years helped facilitate the achievement of these strategic accomplishments by providing appropriate incentives to retain our senior management team who developed and executed our strategic plan.

Elements of Our Executive Compensation Program

The compensation committee believes the compensation packages we provide to our executives, including the named executive officers, should include base salary, annual incentive compensation that rewards performance as measured against established goals, and long-term incentive compensation that incentivizes the achievement of long-term strategic objectives and the creation of sustained shareholder value. The compensation committee believes compensation should be comprised of both cash and stock-based compensation. For 2012, the principal components of compensation for named executive officers were: base salary; annual cash incentive compensation; long-term equity and performance-based incentive awards; and retirement, health and welfare benefits.

In making compensation decisions, the compensation committee compares each element of total compensation to peer data and consultant-provided third party-published survey data, combined with its judgment and experience, to determine the appropriate mix and levels of compensation for our executive officers. The compensation committee targets total direct compensation for named executive officers, which includes base salary, annual cash incentives and long-term equity and performance incentives, valued at the grant date, at the median of total compensation paid to similarly situated executive officers within the peer group. Variations may occur due to an individual executive officer’s scope of responsibility and performance.

A significant percentage of total direct compensation is allocated to annual and long-term incentives and therefore is at risk. For the 2012 year, 71% of the compensation mix for our named executive officers was composed of variable and at-risk compensation elements. Income from such incentive compensation programs is primarily realized as a result of the performance of our Company and individual responsibilities, depending on the type of award, compared to goals approved by the compensation committee. There is no pre-established policy or target for the allocation between cash and noncash compensation, but the committee endeavors for the majority of incentive compensation to be in the form of long-term equity awards.

The compensation committee targets total direct compensation at the 50th percentile of the latest available compensation data. The following is a discussion of each compensation element and the actions taken by the compensation committee in 2012 with respect to each element.

Base Salary

The compensation committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The compensation committee determines the base salary of each named executive officer based on his or her position and responsibilities. The compensation committee considers base salary levels at least annually as part of its review of the performance of our named executive officers and from time to time upon a promotion or other change in job responsibilities. During its review of base salaries for executives, the compensation committee primarily considers:

•	Individual performance of the executive, including leadership and execution of strategic initiatives and the accomplishment of goals established for each of them;

•	Market data provided by our independent compensation consultant;

•	The executive’s total compensation, both individually and relative to other officers; and

•	For named executive officers other than the chief executive officer, the recommendations of the chief executive officer.

At its meeting in the first quarter of 2012, recognizing the continuing compensation objective of retaining its senior management team, the compensation committee approved salary increases for all of its named executive officers. Mr. Rynd declined a salary increase that the compensation committee recommended, thus, at his request his salary will remain at $630,000, which is the same salary that he has received since he took a voluntary ten percent salary reduction in 2009. The salary increases for our other named executive officers are set forth in the table below and were effective as of March 5, 2012:

Name of Executive Officer	Previous Salary	New Salary
Stephen M. Butz	$300,000	$375,000
James W. Noe	$337,500	$375,000	*
Terrell L. Carr	$274,500	$325,000	*
Troy L. Carson	$250,000	$300,000

*	Messrs. Noe and Carr each took a voluntary ten percent salary reduction in 2009 and had not received a salary increase since that time.

Annual Incentive Plan

The Hercules Offshore Annual Performance Bonus Plan, referred to in this proxy statement as the “HERO Plan” or “annual incentive plan,” is an annual cash incentive program the compensation committee approved for use beginning in 2006. The HERO Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to compensation committee oversight. The compensation committee, in its discretion, from time to time may modify certain elements of the guidelines and the applicable performance goals in order to account for special events, such as acquisitions or dispositions made by the Company or to more closely align the guidelines and applicable performance goals with the strategic objectives of the Company. At the end of 2011, the compensation committee established a target range of eligibility for potential payouts for the named executive officers, based upon Company performance in 2012. The various incentive levels are based on competitive information and the participant’s responsibility for impacting our results, with threshold, target and maximum award opportunities established as a percentage of base salary.

In December 2011, the compensation committee determined the components of the HERO Plan for 2012. As noted above, the compensation committee selected performance metrics that would align our officers’ incentives with the achievement of important Company objectives, including those necessary to maintain compliance with the covenants in our credit agreement that was effective at the time.

Certain components of the performance objectives have threshold, target and maximum objectives. The HERO Plan target level that we set corresponds to the number we have set for that objective in our budget for the year. The named executive officers participating in the HERO Plan receive a target award expressed as a percentage of his or her salary and actual payouts, if any, will be based on the achievement of the performance objectives. Each component is weighted with the total potential threshold, target and maximum award opportunities as a percent of the salary and the total amount earned as a percentage of the target amount for the named executive officers for 2012 set forth below:

	HERO Annual Performance Bonus Plan Incentive Levels for 2012
Name	Threshold (%)	Target (%)	Maximum (%)	(%) of Target Awarded
John T. Rynd	50%	100%	200%	137%
Stephen M. Butz	32.5%	65%	130%	141%
James W. Noe	32.5%	65%	130%	141%
Terrell L. Carr	32.5%	65%	130%	138%
Troy L. Carson	30%	60%	120%	141%

For 2012, the named executive officers’ HERO Plan awards were based upon achievement of corporate objectives relating to consolidated EBITDA less maintenance capital expenditures and drydock costs (“Consolidated EBITDA”), consolidated revenue, safety goals, and personal goals, with the components accounting for 40%, 25%, 10% and 25%, respectively. The compensation committee selected these objectives because they incentivize performance that drives shareholder return and emphasize the Company’s commitment to safe operations. At the time that these objectives were determined, the Company was still subject to strict financial covenants under its term loan, the most germane of which required the Company to maintain a prescribed ratio of EBITDA to debt in order to avoid default under the term loan. Accordingly, the compensation committee assigned the greatest weight to the Consolidated EBITDA metric in order to ensure that the Company’s executive team rationally maximized EBITDA to remain in compliance with its financial covenants. At the same time, the compensation committee recognized that the Company’s business, especially in its Domestic Offshore operating segment, had begun to turn around in 2011 and felt it was appropriate to incentivize management to increase revenue to reap the benefits of the improving conditions. Finally, a pillar of the Company’s mission statement is to operate safely. As such, continuous year-over-year improvement in the Company’s safety statistics will remain a pillar of the Company’s executive compensation program.

The payout guidelines under the HERO Plan for 2012 were as follows:

There is no payment for Consolidated EBITDA or consolidated revenue (the “Financial Objectives”), or the safety objective component of the HERO Plan award unless we achieve the threshold performance levels. If performance levels for either of the Financial Objectives or the safety objective is met at a level between threshold and target, or target and maximum, as applicable, we will prorate the results of that award opportunity between the two levels.

To the extent personal goals are achieved, payment is at the target level.

Upon completion of the fiscal year, the compensation committee assesses performance for each objective of the HERO Plan comparing the actual results to the predetermined threshold, target and maximum levels for each applicable objective, and a payment for each objective is calculated.

The following table shows the Company performance objectives and the actual 2012 results (in millions):

2012 Performance Objectives and Results

	Financial Performance Targets for 2012 Annual Performance
Objective	Threshold	Target	Maximum	Weight	Actual
Consolidated EBITDA	$49.3	$58.0	$66.6	40%	$76.8	*
Consolidated Revenue	$599.1	$665.7	$732.2	25%	$695.2	**
Safety Metric – TRIR	0.60	0.59	0.56	10%	0.98

*	During 2012, the Company incurred certain non-cash impairment charges and gains on casualty events and received payments on a previously fully reserved receivable balance that impacted the Company’s results relative to the budgeted amount. Accordingly, the committee, recognizing that these items were unusual and not part of the operating results of the Company, determined to adjust the Consolidated EBITDA to exclude these amounts.
**	During 2012, the Company received payments on a previously fully reserved receivable balance that impacted the Company’s revenues relative to the budgeted amount. Accordingly, the Committee, recognizing that these items were unusual and not part of the operating results of the Company, determined to adjust the Consolidated Revenue to exclude these amounts.

For the personal goals component, each executive set four goals within his area of responsibility to accomplish during the 2012 year, which were approved by the compensation committee. The goals were strategically aligned with the Company’s goals and objectives. Where the goals were not quantitative, the extent to which the executive (other than the chief executive officer) accomplished or exceeded the goals was determined by the chief executive officer and reviewed with the compensation committee, and the extent to which the chief executive officer accomplished or exceeded the goals was determined by the compensation committee. These judgments are reflected in the amount of the executive’s bonus attributable to this metric.

The table below reflects the percentage of the personal goal component that each named executive officer achieved:

Name	% of Personal Goals Achieved
John T. Rynd	85%
Stephen M. Butz	100%
James W. Noe	100%
Terrell L. Carr	88%
Troy L. Carson	100%

The named executive officers received the following payments in March 2013 under the HERO Plan, based on the relative achievement of the 2012 performance objectives as set forth above.

Name	2012 HERO Award
John T. Rynd	$865,244
Stephen M. Butz	$343,908
James W. Noe	$343,908
Terrell L. Carr	$291,716
Troy L. Carson	$253,963

In addition, Mr. Carson received a one-time $50,000 discretionary bonus in recognition of his efforts in integrating the newly-acquired assets of Seahawk Drilling into the Company’s accounting systems and establishing and managing the accounting procedures for Discovery Offshore S.A., a publicly-traded company of which the Company is a 32.1% shareholder and provides administrative and support services.

Long-Term Incentive Program

Our Hercules Offshore Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”) encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our Company through stock options, restricted stock, performance awards and other long-term incentive awards. In granting these awards, the committee may establish any conditions or restrictions it deems appropriate within the limits of the LTIP. Awards to officers subject to Section 16(b) of the Securities Exchange Act of 1934, including the named executive officers, require the approval of the compensation committee. In total, we currently have approximately 358 key employees, including the named executive officers, and nonemployee directors who have received awards under the LTIP.

Grants under the LTIP for the named executive officers are determined by the compensation committee. The compensation committee uses the market data on peer groups provided by the consultant and the members’ own judgment to determine the appropriate mix of stock options, restricted stock, performance awards or a combination of these awards. In 2012, the compensation committee utilized restricted stock awards and performance-based restricted stock and cash awards, rather than stock options, to promote long-term growth and align the performance of our executive officers with the interests of our shareholders. The committee granted restricted stock awards based upon input from Longnecker that the current best practice is to grant restricted stock awards, and in order to minimize shareholder dilution that would result from the award of stock options.

The compensation committee has adopted a policy regarding the timing of grants of equity-based awards which generally provides for the compensation committee to approve annual equity grants at its meeting during the first or second quarter of each year. On occasion the committee approves awards for newly hired employees, newly promoted employees, or other key employees during other times of the year.

All of the outstanding options and shares of restricted stock granted by the compensation committee generally vest one-third per year on each of the first three anniversaries of the grant date and the options have a ten year term. We believe that a vesting schedule for all equity-based awards provides our executives with an incentive for superior performance and contributes to the retention of the executives. While it has been our historical practice to design equity-based compensation awards with a vesting schedule, in March 2012 we adopted a policy that will require a minimum vesting schedule for all equity-based compensation awards granted to our executive officers under the LTIP of at least one full year from the date of the grant of that award, although our compensation committee may impose longer multi-year vesting schedules for any equity award under the LTIP, which is the compensation committee’s historical practice.

In the 2012 year, the compensation committee reviewed potential awards to each named executive officer under the LTIP in detail prior to its regularly scheduled meeting in the first quarter of 2012. At its meeting in the first quarter of 2012, the compensation committee approved annual long-term incentive awards to its named executive officers. The compensation committee first determined a total target grant value for long-term incentive awards for each named executive officer (disclosed below) for the 2012 year and then made the decision to divide that value between two different types of long-term incentive awards. The target value for the long-term incentive awards is based upon a percentage of the executive officer’s base salary and is targeted at the 50th percentile of the Company’s peers. Of the target value determined to be appropriate for each of the named executive officers, (i) 45% of the named executive officer’s long-term incentive awards were granted in the form of restricted stock, which vests one-third per year and has no performance criteria, and (ii) 55% of the named executive officer’s long-term incentive awards were granted in the form of performance awards, which vest one-third per year, subject to the achievement of two Company performance metrics, stock price performance and available days for our rigs and liftboats. As noted above, the compensation committee recognized the improving business conditions through 2011 and designed its 2012 long-term incentive awards to incentivize management to take the steps necessary to manifest this promise into continued positive shareholder returns. It selected the available days metric to promote the efficient deployment and potential expansion of the Company’s marketed assets. The stock price metric was chosen simply because it is the most precise reflection of shareholder alignment with management interests. Stock price was defined for purposes of the 2012 performance awards as the average stock price for the ninety-day period preceding the one year anniversary of the grant date, February 28, 2012, thereby requiring sustained stock price improvement in order to achieve the objective.

Threshold, target and maximum performance objectives were established for each metric, with the officer, other than Mr. Rynd, vesting 30% more at the maximum level than at the target level, and 30% less at the threshold level than at the target level, with vesting pro-rated between levels. The performance portion of the grant was paid out in equity, up to the target goal set for each executive officer other than Mr. Rynd, with anything above target being paid out in cash at an amount equal to the value of the incremental equity that would be issuable for the achievement of such performance metrics between target and maximum levels. For Mr. Rynd, the performance portion of the grant was paid out in equity, up to the threshold level. In addition, Mr. Rynd received a performance-based cash incentive award based on the same performance metrics. Following the satisfaction of the performance criteria, the unvested equity portion of the awards will remain subject to time-based vesting restrictions for the remaining two years of the award. The following table shows the performance objectives and the actual results for the 2012 performance awards:

2012 Performance Objectives and Results

	Full Year Objectives
	Threshold	Target	Maximum	Weight	Actual
Share Price Performance	$4.97	$5.19	$5.65	50%	$6.30
Available Days	29,558	30,653	31,748	50%	29,525	*

*	Due to the sale by the Company of its Platform Rig 3 and the mobilization of the liftboat Kingfish from the U.S. Gulf of Mexico to the Middle East, the available days were negatively impacted by 354 days relative to the budgeted number. Accordingly, the Committee, recognizing that these actions were part of the Company’s strategic plan and drive long-term shareholder value creation, determined to pay the award at the threshold level with respect to the available days metric.

All shares of time-based restricted stock are settled in shares of our common stock. The performance awards that were granted in 2012, but which performance-vested in 2013, are settled in shares of our common stock up to the target goal set for each executive officer other than Mr. Rynd, with anything above target being paid out in cash in an amount equal to the value of the shares of our common stock that would be issuable for the achievement of such performance metrics. For Mr. Rynd, the performance awards were paid out with equity up to the threshold goal set for him, with anything above threshold being paid out in cash on a prorated basis between pre-determined cash amounts for the threshold ($100,000), target ($500,000) and maximum ($1,000,000) levels. The number of shares that were earned due to the performance-vesting in 2013 is shown below, and those shares will be subject to time-based vesting restrictions until the 2015 year. The table below discloses the target equity award grant for each named executive officer for the 2012 year, the number of shares of our common stock that were subject to each grant of equity, and the actual settlement that occurred with respect to each portion of the awards that became earned in the first quarter of 2013:

Named of Executive Officer	2012 Target Grant for All Equity Awards (# of shares)	2012 Restricted Stock Grant (# of shares)	2012 Target Grant of Performance Restricted Stock (# of shares)	Number of Shares Earned For 2012 Grant of Performance Restricted Stock (# of shares)	2013 Cash Payment for 2012 Grant of Performance Restricted Stock
John T. Rynd	300,000	169,682	130,318	130,318	$550,000.00
Stephen M. Butz	110,497	49,724	60,773	51,658	$61,806.48
James W. Noe	124,309	55,939	68,370	58,115	$69,532.29
Terrell L. Carr	75,829	34,123	41,706	35,450	$42,415.68
Troy L. Carson	57,551	25,898	31,653	26,906	$32,191.44

Retirement, Perquisites and Other Personal Benefits

401(k) Plan

All eligible employees, including the named executive officers, may participate in our 401(k) plan. The plan is a tax-qualified, defined contribution retirement plan, which is designed to assist participants with saving for retirement. Eligible employees, including the named executive officers, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. Beginning January 1, 2008, we made matching contributions equal to the amount of each employee’s contribution, up to a maximum of 6% of compensation each pay period. Effective as of April 1, 2009, we reduced the matching contributions to equal the amount of each employee’s contribution, up to a maximum of 3% of compensation each pay period. Subsequently, effective as of August 1, 2009, we eliminated the matching contribution for an indefinite period of time. On May 1, 2011, the Company reinstated the 3% matching contribution. All employee contributions to the plan, as well as our matching contributions, are fully vested from the time of contribution. The contributions we made to each named executive officer’s 401(k) plan account with respect to the 2012 year are disclosed in the Summary Compensation Table.

Deferred Compensation Plan

The named executive officers, in addition to other executives and certain other key employees, are entitled to participate in our deferred compensation plan. Participating employees can defer up to 80% of their base salary and 100% of any annual bonus paid from the HERO Plan. Participants are also eligible for a Company Restoration Match of 3% of their contribution. The purpose of the deferred compensation plan is to provide the participants with the ability to defer federal income taxation on a portion of their compensation and to save for retirement. Please see “Tax Matters” for additional information about tax considerations related to deferred compensation, and the section below titled “Executive Compensation — Non-Qualified Deferred Compensation” for more details regarding the deferred compensation plan.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee reviewed the levels of limited perquisites and other personal benefits provided to our named executive officers in 2012 and, while recognizing that the perquisites provided to our named executive officers are substantially fewer and less valuable than those offered at peer group companies, determined to continue that lower level of perquisites and other personal benefits in 2013.

Each of the named executive officers is eligible for reimbursement for financial planning assistance (up to $5,000 per year) and an annual health physical, and certain of our executive officers are eligible for reimbursement of club membership dues, limited to one social club membership and one country club membership. We also provide additional life insurance and disability benefits as follows:

•	life insurance — two times annual base salary up to maximum benefit of $1,200,000;

•	short-term disability — 100% of weekly base salary up to 26 weeks; and

•	long-term disability — 66 2/3% of monthly base salary up to $14,500 per month.

Employment Agreements

We have determined that it is appropriate to formally document the employment relationship that we have with our executive officers in the form of employment agreements and have entered into executive employment agreements with each of the named executive officers. For additional information about these agreements and the payments that may be made under these agreements in the event of a termination or change in control, please read “Summary Compensation Table,” “— Potential Payments Upon Termination or Change of Control” and “— Employment Agreements”. The change in control benefits for the employees are deemed “double trigger” benefits, as the executive must incur certain terminations from employment in connection with a change in control to receive severance payments under his employment agreement. The severance and change in control protections allow management to focus their attention and energy on the business transactions that will be in the best interests of our stockholders without allowing personal considerations to cloud the decision-making process. Further, we believe that such protections maximize stockholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposed transaction is in the best interest of our stockholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly provide post-termination payments, and we intend to provide this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

As noted above, in response to discussions with stockholders, we made certain amendments to our named executive officers’ employment agreements in the first quarter of 2012. We believe that the elimination of the excise tax gross-up provisions contained in the previous employment agreements of our named executives officers reflect our commitment to our shareholders to provide fair and appropriate compensation to our named executive officers. Each of our officers will now be personally responsible for any tax liabilities associated with change in control-related payments that could potentially be paid under the employment agreements. The previous “evergreen” term provision was modified to provide each named executive officer with an agreement that covered a set number of years, rather than continuous and automatic renewals each year. We made other less significant changes to the agreements as well, such as expanding the “cause” definition to include the violation of any of our ethics policies and updating certain references to Section 409A of the Code. The employment agreements also impose various post-termination obligations on the officers, including non-solicitation and non-compete obligations, non-disparagement covenants, and cooperation and assistance with litigation and investigations. In the aggregate, we believe that the employment agreements are now more consistent with good pay practices and good governance practices in our industry while striking a fair balance between the executive and our Company.

Officer Equity Ownership Guidelines

In order to align further the interests of our management and our stockholders and further promote our commitment to sound corporate governance, we have established the following equity ownership guidelines applicable to our executive officers:

Name	Ownership Guidelines
CEO	Four times annual base salary
CFO and any President reporting to the CEO	Two times annual base salary
Vice President reporting to the CEO	One times annual base salary
Vice President not reporting to the CEO and other designated executive officers	One-half times annual base salary

Executive officers were expected to attain these minimum levels of stock ownership by January 1, 2012, for executives employed on January 1, 2007, and, for any executive officer appointed after January 1, 2007, on the fifth January 1 that occurs at least one year following the date of appointment. Until an executive officer achieves the ownership guidelines, the executive officer is required to retain at least 50% of the net shares received under the 2004 LTIP. Net shares refer to the number of shares received after shares are sold or netted to pay the applicable exercise price and/or applicable taxes.

In addition to common stock owned, the value of shares of restricted stock granted under the 2004 LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the greater of (i) the price of our common stock on the date the common stock was acquired (and in the case of restricted stock, the date of vesting), or (ii) the price of our common stock as of the date of the committee’s annual review of executive equity ownership.

As of March 15, 2013, all of our named executive officers exceeded the equity ownership guidelines described above, as set forth in the following table:

Name	Base Salary	Value of Equity
John T. Rynd	$630,000	$8,443,917
Stephen M. Butz	$375,000	$1,930,843
James W. Noe	$375,000	$2,162,698
Terrell L. Carr	$325,000	$1,769,775
Troy L. Carson	$300,000	$959,451

Tax Matters

Deductibility of Executive Compensation

As part of its role in determining the amounts and type of compensation to grant to our named executive officers, the compensation committee gives some consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation in excess of $1,000,000 that is paid to our chief executive officer or our three most highly compensated officers (other than our chief financial officer) unless the compensation is performance-based within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee considers its primary goal to design compensation strategies that further the best interests of our stockholders. In certain cases, it may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating long-term stockholder value. The compensation committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some of it may be non-deductible, to ensure competitive levels of total compensation is paid to certain individuals

Non-Qualified Deferred Compensation

To the extent one or more elements of compensation provided to our employees are subject to Section 409A of the Internal Revenue Code, we intend that those elements comply with the necessary requirements so that the employees will not be subject to increased income taxes, penalty and interest. Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 and requires that certain elements of “deferred compensation” comply with specific deferral and payment rules to avoid the imposition on the employee of an additional 20% income tax and, in some circumstances, penalties and interest. We believe that, if the adverse tax consequences of Section 409A become applicable to elements of our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining our employees. Therefore, to the extent reasonably practical, we intend to operate our compensation arrangements and to amend or modify our programs and awards as necessary to make them compliant with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Thomas M Hamilton, Chairman

F. Gardner Parker

Thierry Pilenko

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables, narrative and footnotes discuss the annual compensation of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2012, who we refer to as the named executive officers.

The table below summarizes the total compensation paid or earned for the years ended December 31, 2012, 2011 and 2010 by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)(4)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(5)	Total ($)
John T. Rynd	2012	630,000	—	2,028,556	—	865,244	29,244	3,553,044
Chief Executive	2011	630,000	—	3,230,559	—	1,470,080	12,452	5,343,091
Officer and President	2010	630,000	—	—	519,900	1,366,164	—	2,516,064
Stephen M. Butz	2012	360,577	—	548,619	—	343,908	7,500	1,260,604
Executive Vice President	2011	300,000	—	750,916	—	411,182	4,900	1,466,998
and Chief Financial Officer	2010	276,000	117,500	—	231,960	338,337	—	963,797
James W. Noe	2012	367,789	—	617,195	—	343,908	7,500	1,336,392
Executive Vice President	2011	337,500	—	750,916	—	462,581	—	1,550,997
	2010	337,500	187,500	—	259,950	446,007	—	1,230,957
Terrell L. Carr	2012	315,289	—	376,491	—	291,716	7,500	990,996
Senior Vice President,	2011	274,500	—	750,916	—	515,557	4,900	1,545,873
Worldwide Drilling Operations	2010	274,500	152,500	—	259,950	392,639	—	1,079,589
Troy L. Carson	2012	290,385	50,000	285,741	—	253,963	7,500	887,589
Senior Vice President	2011	250,000	—	300,366	—	295,697	4,900	850,963
and Chief Accounting Officer	2010	240,769	112,500	—	210,630	265,530	—	829,429

(1)	Cash bonuses paid under the HERO Plan for 2012, 2011 and 2010 performance, as well as cash bonuses under the Cash Performance Incentive and Retention Plan for 2010 and 2011, are listed under the column “Non-Equity Incentive Plan Compensation.” The one-time $50,000 discretionary cash bonus paid to Mr. Carson in recognition of his efforts in establishing and managing the accounting procedures for Discovery Offshore S.A. and in integrating the Seahawk assets into the Company’s accounting systems is listed under the column “Bonus” for 2012. Cash bonuses paid under the Retention Program, as eligible March 1, 2010, were $117,500, $187,500, $152,500 and $112,500 to Messrs. Butz, Noe, Carr and Carson, respectively, and are listed under the column “Bonus.”

(2)	The amounts in this column reflect the aggregate grant date fair value with respect to time-based restricted stock and stock options during the years ended December 31, 2012, 2011 and 2010 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), disregarding any estimates of forfeitures. Assumptions used in the calculation of these amounts are included in Note 7 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”). These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the executive.

(3)

The amounts in this column reflect the aggregate grant date fair value with respect to performance-based restricted stock and the CEO Special Retention Award and Performance Awards during the year ended December 31, 2011, in accordance with FASB ASC Topic 718. The CEO Special Retention Award and Performance Awards derive their value from the Company’s stock price; however, they are payable in cash. In accordance with ASC Topic 718, these awards are accounted for under stock-compensation principles of accounting as liability instruments. The grant date fair value of the performance-based restricted stock was based on the product of the closing price of the Company’s common stock at the grant date of $5.93 and the target number of shares for Messrs. Rynd, Butz, Noe, Carr and Carson of 118,026, 70,815, 70,815, 70,815 and 28,326, respectively. The grant date fair value of the CEO Special Retention Award was based on the average price of the Company’s common stock for the 90 days prior to grant date, and the grant date fair value of the CEO Performance Awards were based on a Monte Carlo simulation as of the grant date using the following weighted-average assumptions: Dividend Yield — n/a (based on historical and anticipated dividend payouts); Expected Price Volatility — 50% (based on the historical volatility of the Company’s common stock); Risk Free Interest Rate — 1.02% (based on observed interest rates consistent with the approximate vesting period); Stock Price — $3.48 (the closing price of the Company’s common stock at date of grant) and Fair Value — $1.23. These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the executive.

(4)	The amounts in this column reflect the aggregate grant date fair value with respect to performance-based restricted stock during the year ended December 31, 2012, in accordance with FASB ASC Topic 718. The portion of these performance-based awards that are payable in cash, are accounted for under stock-compensation principles of accounting as liability instruments in accordance with FASB ASC Topic 718. The performance-based awards are subject to the achievement of company performance objectives with respect to two equally weighted metrics, stock price performance and available days for our rigs and liftboats. The threshold, target and maximum performance objectives have been established for each metric, with the officers, except Mr. Rynd, vesting 30% more at the maximum level than at the target level, and 30% less at the threshold level than the target level, with vesting prorated between levels. The performance portion of the grant will be paid out in equity, up to the target goal set for each executive officer, with anything above target being paid out in cash at an amount equal to the value of the incremental equity that would be issuable for the achievement of such performance metrics between target and maximum levels. The maximum value of the award would be equivalent to shares of 79,005, 88,881, 54,218 and 41,149, to Messrs. Butz, Noe, Carr and Carson, respectively. For Mr. Rynd, the performance portion of the grant will be paid out in equity, up to the threshold of 130,318. In addition, Mr. Rynd will receive a performance-based cash incentive award based on the same performance metrics, vesting at $100,000, $500,000 and $1,000,000 at the threshold, target and maximum levels, respectively. In the table above, the grant date fair value of the stock price performance metric was based on a Monte Carlo simulation as of the grant date using the following weighted-average assumptions: Dividend Yield — n/a (based on historical and anticipated dividend payouts); Expected Price Volatility — 65% (based on the historical volatility of the Company’s common stock); Risk Free Interest Rate — 0.18% (based on observed interest rates consistent with the approximate vesting period); Stock Price — $5.28 (the closing price of the Company’s common stock at date of grant) and Fair Value — $5.28. The grant date fair value of the available days metric was based on the product of the closing price of the Company’s common stock at the grant date of $5.28 and the target number of shares for Messrs. Rynd, Butz, Noe, Carr and Carson of 65,159, 30,387, 34,185, 20,853 and 15,827, respectively. Additionally, for Mr. Rynd, the portion of the performance-based cash incentive award that is based on the available days metric is included at a target value of $250,000, while the portion of this award that is based on the stock price performance metric is included at a value of $194,556 based on a Monte Carlo simulation as of the grant date using the same weighted-average assumptions as described above.

(5)	The amounts shown in this column reflect All Other Compensation for each named executive officer, which in the case of perquisites and other personal benefits equal or exceed $10,000 in the aggregate. Amounts include the following:

•	matching contributions under the 401(k) plan;

•	matching contributions under the Deferred Compensation Plan of $11,400 and $7,552 for the years ended December 31, 2012 and 2011, respectively, for Mr. Rynd;

•	and club membership dues of $10,344 for the year ended December 31, 2012 for Mr. Rynd.

Grants of Plan-Based Awards for 2012

The table below reports all grants of plan-based awards made during 2012.

			Estimated Possible Payouts Under Non-Equity Incentive Plan ($)			Estimated Possible Payouts Under Equity Incentive Plan (#)(2)(3)(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(4)	Grant Date Fair Value of Stock and Option Awards ($/sh)(5)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Rynd	N/A	(1)	393,750	630,000	1,102,500	N/A	N/A	N/A	N/A	N/A
	2/28/2012		N/A	N/A	N/A	18,939	94,697	189,394	N/A	5.28
	2/28/2012		N/A	N/A	N/A	N/A	N/A	N/A	169,682	5.28
	2/28/2012		N/A	N/A	N/A	130,318	130,318	130,318	N/A	5.28
Stephen M. Butz	N/A	(1)	152,344	243,750	426,563	N/A	N/A	N/A	N/A	N/A
	2/28/2012		N/A	N/A	N/A	N/A	N/A	N/A	49,724	5.28
	2/28/2012		N/A	N/A	N/A	42,541	60,773	79,005	N/A	5.28
James W. Noe	N/A	(1)	152,344	243,750	426,563	N/A	N/A	N/A	N/A	N/A
	2/28/2012		N/A	N/A	N/A	N/A	N/A	N/A	55,939	5.28
	2/28/2012		N/A	N/A	N/A	47,859	68,370	88,881	N/A	5.28
Terrell L. Carr	N/A	(1)	132,031	211,250	369,688	N/A	N/A	N/A	N/A	N/A
	2/28/2012		N/A	N/A	N/A	N/A	N/A	N/A	34,123	5.28
	2/28/2012		N/A	N/A	N/A	29,194	41,706	54,218	N/A	5.28
Troy L. Carson	N/A	(1)	112,500	180,000	315,000	N/A	N/A	N/A	N/A	N/A
	2/28/2012		N/A	N/A	N/A	N/A	N/A	N/A	25,898	5.28
	2/28/2012		N/A	N/A	N/A	22,157	31,653	41,149	N/A	5.28

(1)	These amounts represent awards under the HERO Plan. For additional information about the HERO Plan, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Incentive Plan.”

(2)	All awards in these columns were made pursuant to our LTIP. For additional information about the LTIP, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.”

(3)	This column includes the estimated possible payouts in shares for performance-based restricted stock assuming conditions for vesting are met. Additionally, this column includes the estimated possible payouts for Mr. Rynd’s performance-based cash incentive award of $100,000, $500,000 and $1,000,000 at the threshold target and maximum levels, respectively converted to share equivalents in this table at a grant date value of $5.28. For additional information about these grants, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program” as well as footnote 4 to the “Summary Compensation Table.”

(4)	This column includes the shares of time-based restricted stock granted to each executive in 2012 which vest in three equal annual installments beginning on the first anniversary of the grant date. For additional information about restricted stock grants, please read “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.”

(5)	These amounts represent the fair value of time-based restricted stock, performance-based restricted stock and Mr. Rynd’s performance-based cash incentive award granted during 2012 as calculated under FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 7 to the audited financial statements included in the Form 10-K and Footnote 4 to the “Summary Compensation Table.”

(6)	The modifications to the Grants of Plan-Based Awards Table set forth in these columns are intended to provide a share-based description of the performance awards or portion thereof granted to the executives that are not payable in shares and the amounts of which are not determinable at this time.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

CEO Special Retention Award and Performance Awards

In December 2010, the compensation committee, in recognition of Mr. Rynd’s successful leadership of the Company during the economic downturn and industry challenges of 2008-2010 and in order to incentivize Mr. Rynd to remain with the Company to execute the Company’s growth strategy, approved a special retention award and two performance awards for Mr. Rynd. The objective of the awards is to retain Mr. Rynd to continue to develop and execute the strategic goals of the Company and to incentivize Mr. Rynd to create long-term, sustainable value for the Company’s shareholders by directly aligning his economic interests with those of the Company’s shareholders over the three-year vesting period of the awards.

The grant date of each of the three awards was January 1, 2011. Vesting under each award is conditioned upon Mr. Rynd’s continuous employment with us from the date of grant until the earlier of a specified vesting date or our change in control. Vesting of any award and the amount payable under any vested award do not affect vesting or the amount payable under any of the other awards. Subject to vesting, all awards are payable in cash within thirty days of vesting. No shares of common stock are issuable under any of the awards.

The first award is pursuant to a special retention agreement (the “Retention Agreement”) by and between us and Mr. Rynd, which provides for a cash payment based on the value of 500,000 shares of our common stock, subject to vesting. Upon satisfaction of vesting requirements, 100% of the amount under the Retention Agreement becomes vested on December 31, 2013. If the requirements necessary for 100% vesting of this award are not met, no amounts become vested and no amount will be payable. The amount payable in cash under the first award shall be based on the product of 500,000 and the average price of the common stock for the 90 days prior to the date of vesting (the “Average Share Price”), but is capped at $5,000,000.

The second and third awards are performance awards (“Performance Awards”) under the existing amended and restated Hercules Offshore 2004 Long-Term Incentive Plan (the “2004 LTIP”). Each Performance Award

provides for a cash payment, subject to satisfaction of the performance and time-vesting conditions, based on 250,000 shares of our common stock. Under each Performance Award, vesting is subject to the performance requirement that the Average Share Price is at least $5.00. Upon the satisfaction of this performance condition and the time-vesting requirements, 100% of the first Performance Award becomes vested on December 31, 2013, and 100% of the second Performance Award becomes vested on March 31, 2014. Subject to the satisfaction of the vesting requirements, the payout for each Performance Award shall be equal to the product of (1) 250,000, (2) the Average Share Price or $10.00, whichever is less, divided by $10.00, and (3) the lesser of the Average Share Price or $10.00. If the requirements necessary for vesting of a Performance Award are met, the amount payable in cash under each of the Performance Awards shall be not less than $625,000 and not more than $2,500,000. Our closing stock price on the grant date of these Performance Awards was $3.48.

Percentage of Base Salary and Cash Bonus in Comparison to Total Compensation

The table below sets forth for each named executive officer the percentage of his base salary plus any cash bonus earned during 2012 compared to his total compensation for the year:

Name	Salary/Bonus Percentage of Total Compensation
John T. Rynd	42.1%
Stephen M. Butz	55.9%
James W. Noe	53.3%
Terrell L. Carr	61.3%
Troy L. Carson	67.0%

Outstanding Equity Awards at Fiscal Year-End 2012

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John T. Rynd	11/1/2005	60,000		—		20.00	11/1/2015	—	—	—	—
	2/12/2007	72,000	(2)	—		25.34	2/12/2017	—	—	—	—
	2/14/2008	72,000	(2)	—		25.64	2/14/2018	—	—	—	—
	6/23/2008	36,000	(2)	—		35.75	6/23/2018	—	—	—	—
	2/25/2009	350,000	(2)	—		1.65	2/25/2019	—	—	—	—
	2/24/2010	200,001	(2)	99,999	(2)	3.89	2/24/2020	—	—	—	—
	3/6/2011	—		—		—	—	62,017	382,645	—	—
	3/6/2011	—		—		—	—	98,004	604,685	—	—
	2/28/2012	—		—		—	—	169,682	1,046,938	—	—
	2/28/2012	—		—		—	—	—	—	130,318	804,062
Stephen M. Butz	11/1/2005	6,000		—		20.00	11/1/2015	—	—	—	—
	2/12/2007	7,400	(2)	—		25.34	2/12/2017	—	—	—	—
	2/14/2008	8,500	(2)	—		25.64	2/14/2018	—	—	—	—
	2/25/2009	40,000	(2)	—		1.65	2/25/2019	—	—	—	—
	2/24/2010	40,001	(2)	19,999	(2)	3.89	2/24/2020	—	—	—	—
	5/7/2010	60,001	(2)	29,999	(2)	3.09	5/7/2020	—	—	—	—
	3/6/2011	—		—		—	—	37,209	229,580	—	—
	3/6/2011	—		—		—	—	58,802	362,808	—	—
	2/28/2012	—		—		—	—	49,724	306,797	—	—
	2/28/2012	—		—		—	—	—	—	51,658	318,730
James W. Noe	11/1/2005	6,250		—		20.00	11/1/2015	—	—	—	—
	2/12/2007	43,000	(2)	—		25.34	2/12/2017	—	—	—	—
	2/14/2008	36,000	(2)	—		25.64	2/14/2018	—	—	—	—
	2/25/2009	150,000	(2)	—		1.65	2/25/2019	—	—	—	—
	2/24/2010	100,001	(2)	49,999	(2)	3.89	2/24/2020	—	—	—	—
	3/6/2011	—		—		—	—	37,209	229,580	—	—
	3/6/2011	—		—		—	—	58,802	362,808	—	—
	2/28/2012	—		—		—	—	55,939	345,144	—	—
	2/28/2012	—		—		—	—	—	—	58,115	358,570
Terrell L. Carr	2/12/2007	5,000	(2)	—		25.34	2/12/2017	—	—	—	—
	2/14/2008	30,000	(2)	—		25.64	2/14/2018	—	—	—	—
	2/25/2009	130,000	(2)	—		1.65	2/25/2019	—	—	—	—
	2/24/2010	100,001	(2)	49,999	(2)	3.89	2/24/2020	—	—	—	—
	3/6/2011	—		—		—	—	37,209	229,580	—	—
	3/6/2011	—		—		—	—	58,802	362,808	—	—
	2/28/2012	—		—		—	—	34,123	210,539	—	—
	2/28/2012	—		—		—	—	—	—	35,450	218,727
Troy L. Carson	2/14/2008	5,100	(2)	—		25.64	2/14/2018	—	—	—	—
	2/25/2009	40,000	(2)	—		1.65	2/25/2019	—	—	—	—
	2/24/2010	40,001	(2)	19,999	(2)	3.89	2/24/2020	—	—	—	—
	5/7/2010	50,001	(2)	24,999	(2)	3.09	5/7/2020	—	—	—	—
	3/6/2011	—		—		—	—	14,883	91,828	—	—
	3/6/2011	—		—		—	—	23,519	145,112	—	—
	2/28/2012	—		—		—	—	25,898	159,791	—	—
	2/28/2012	—		—		—	—	—	—	26,906	166,010

(1)	This column represents the closing price of our common stock on December 31, 2012 of $6.17 per share multiplied by the number of shares of restricted stock or performance-based restricted stock.

(2)	These options become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These shares of restricted stock and performance-based restricted stock vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)

This column represents the number of shares that would be awarded and outstanding if 2011 actual results were compared to the performance metrics for the 2012 performance-based restricted stock grant discussed and described in the “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Long-Term

Incentive Program.” Based on the application of the 2011 actuals, the stock price is below the threshold metric and the available days are above the target metric. The number of shares outstanding in this column are equal to 65,159, 21,271, 23,930, 14,597 and 11,079 shares to Messrs. Rynd, Butz, Noe, Carr and Carson, respectively, at threshold for the stock price metric and 65,159, 30,387, 34,185, 20,853 and 15,827 shares to Messrs. Rynd, Butz, Noe, Carr and Carson, respectively, at target level for the available days metric. Based on these same assumptions, Messrs Butz, Noe, Carr and Carson would also be entitled to a cash award of $56,246, $63,276, $38,600 and $29,295, respectively, based on the available days exceeding the target metric and applying the next level which is the maximum level. The cash value assumes and applies the closing price of our common stock on December 31, 2012 to the incremental number of shares assumed earned between the target and maximum levels. Additionally, Mr. Rynd would have an outstanding cash award of $50,000 based on the stock price metric at threshold and $500,000 based on the available days metric at maximum (see “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Long-Term Incentive Program” for additional information).

Option Exercises and Stock Vested for 2012

None of the named executive officers exercised stock options and all of our named executive officers had restricted stock and performance-based restricted stock that vested during 2012 as follows:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John T. Rynd	—	—	80,014	372,865
Stephen M. Butz	—	—	48,010	223,727
James W. Noe	—	—	48,010	223,727
Terrell L. Carr	—	—	48,010	223,727
Troy L. Carson	—	—	19,206	89,500

(1)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

Non-Qualified Deferred Compensation

In January 2007, we implemented the Hercules Offshore, Inc. Deferred Compensation Plan, effective as of January 1, 2007. Directors and, subject to the discretion of a committee appointed by the board of directors to administer the plan, certain management and other highly compensated employees of our company, including our named executive officers, are eligible to participate in the plan. Participants may elect to defer, on a pre-tax basis, up to 80% of base salary and up to 100% of any director fees, bonus or compensation granted pursuant to the 2004 LTIP. All deferrals are credited to a deferred compensation account. We may make contributions to a participant’s deferred compensation account (1) to restore any 401(k) matching contribution the participant may forego because of compensation deferred into the plan and (2) at the discretion of the board of directors, to recognize a participant’s service to our company. Participants are fully vested in their deferrals at all times; however, contributions by us to a participant’s deferred compensation account may be subject to vesting requirements. Compensation deferred under the plan earns interest based on the performance of measurement funds selected by the participant.

Unvested account balances may become accelerated in the event of a change in control, or upon a participant’s disability, separation from service on or after qualifying for retirement, or death prior to a separation from service; provided, however, that if the acceleration could create the imposition of excise taxes on the participant under Section 4999 of the Code, the participant’s account balance will not accelerate upon a change in control. Distributions will be made upon the date or dates selected by the participant in his or her deferral elections.

A “change in control” is generally defined in the Deferred Compensation Plan to mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of our Company, as determined in accordance with the meaning given such phrases in Section 409A of the Code. A participant will generally incur a “disability” when the participant either is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. A “separation from service” will occur when the participant has terminated his or her services with the Company under regulations published under Section 409A of the Code.

We may terminate the plan at any time. An optional termination of the plan by us will not result in a distribution acceleration except as permitted by the Internal Revenue Code and related Treasury guidance in connection with a change in control.

The plan is administered by the compensation committee. Following a change in control, the members of the compensation committee in place immediately prior to the change in control may appoint an independent third party to administer the plan.

In connection with the adoption of the plan, we adopted a trust agreement with JPMorgan Chase Bank, N.A. as the trustee, which continued in effect through December 31, 2012. We entered into a new trust agreement with Wilmington Trust Retirement and Institutional Services Company as trustee, effective January 1, 2013. We currently deposit amounts to the trust under the trust agreement as such amounts are deferred by participants or contributed by us. The trust is a “rabbi trust,” meaning that the funds held by the trustee remain subject to the claims of our general creditors in the event of our insolvency.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
John T. Rynd	63,000	11,400	52,759	—	552,935
Stephen M. Butz	—	—	49	—	363
James W. Noe	—	—	—	—	—
Terrell L. Carr	—	—	—	—	—
Troy L. Carson	—	—	5,247	—	43,781

(1)	Amounts reported in this column are included in the Summary Compensation Table as salary.

(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.

(3)	Amounts reported in this column are not included in the Summary Compensation Table.

(4)	Amounts in this column include amounts previously reported as compensation in the Summary Compensation Table during 2011 and 2010 of $70,552 and $94,500, respectively, for Mr. Rynd.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of termination of the executive’s employment without cause, termination by the executive for “good reason”, termination in the event of disability or death of the executive, and in the event of a termination following a change of control. The amounts shown in the table assume that the termination or the change of control event was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon such event. The actual amounts to be paid out and the value of shares of common stock can be determined only at the time of the executive’s separation from our Company or a change of control. All value related to the acceleration of equity awards is based upon the closing price of our common stock on December 31, 2012, which was $6.17.

Payment or Benefit Upon Change of Control

Name	Cash Severance Amount ($)	Welfare Benefit Continuation ($)	Gross Up Payment ($)(1)	Accelerated Vesting of Options, Restricted Shares and Other Awards ($)(2)(3)(4)(5)	Total ($)
John T. Rynd	4,485,732	34,363	—	7,376,508	11,896,603
Stephen M. Butz	1,797,270	32,176	—	1,412,149	3,241,595
James W. Noe	1,797,270	32,176	—	1,473,372	3,302,818
Terrell L. Carr	1,541,790	31,096	—	1,174,250	2,747,136
Troy L. Carson	1,107,926	31,447	—	714,625	1,853,998

(1)	In the first quarter of 2012, we amended our named executive officers’ employment agreements to delete each executive’s right to receive a gross up payment. As of the date of this filing, none of our named executive officers would be eligible to receive such a payment from us in connection with a change of control.

(2)	The aggregate value of the accelerated vesting of unvested in-the-money options at December 31, 2012 (computed by multiplying $6.17, the closing market price of shares of our common stock on the last trading day of 2012, times the number of shares subject to the options and subtracting the aggregate exercise price for the options) were as follows: Mr. Rynd — 99,999 options valued at $227,998; Mr. Butz — 49,998 options valued at $137,995; Mr. Noe — 49,999 options valued at $113,998; Mr. Carr — 49,999 options valued at $113,998; and Mr. Carson — 44,998 options valued at $122,595.

(3)	The aggregate value of the accelerated vesting of restricted shares at December 31, 2012 (computed by multiplying $6.17, the closing market price of shares of our common stock on the last trading day of 2012, times the total number of restricted shares held), were as follows: Mr. Rynd — 231,699 shares valued at $1,429,583; Mr. Butz — 86,933 shares valued at $536,377; Mr. Noe — 93,148 shares valued at $574,723; Mr. Carr — 71,332 shares valued at $440,118; and Mr. Carson — 40,781 shares valued at $251,619.

(4)	The aggregate value of the accelerated vesting of 2011 performance-based restricted stock grants outstanding at December 31, 2012 (computed by multiplying $6.17, the closing market price of shares of our common stock on the last trading day of 2012, times the total number of performance-based restricted shares held), were as follows: Mr. Rynd — 98,004 shares valued at $604,685; Mr. Butz — 58,802 shares valued at $362,808; Mr. Noe — 58,802 shares valued at $362,808; Mr. Carr — 58,802 shares valued at $362,808; and Mr. Carson — 23,519 shares valued at $145,112. In addition, the aggregate value of the 2012 performance-based restricted stock grants, based on acceleration at target amounts using the stock price at December 31, 2012 of $6.17, were as follows: Mr. Rynd — 130,318 shares valued at $804,062; Mr. Butz — 60,773 shares valued at $374,969; Mr. Noe — 68,370 shares valued at $421,843; Mr. Carr — 41,706 shares valued at $257,326; and Mr. Carson — 31,653 shares valued at $195,299. Additionally, based on acceleration at target levels, this column includes a cash payout of $500,000 for Mr. Rynd. For additional information about the 2012 performance-based grants see “ Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentive Program.”

(5)	The aggregate value of the accelerated CEO Special Retention Award and Performance Awards was based on the average price of the Company’s common stock for the 90 days prior to December 31, 2012, or $5.06, which approximated $2,530,000 for 500,000 shares related to the CEO Special Retention Award and $1,280,180 for 500,000 shares related to the CEO Performance Awards. For additional information about the CEO Special Retention Award and Performance Awards, please read “CEO Special Retention Award and Performance Awards.”

Payment or Benefit Outside of Change of Control

Name	Cash Severance Amount ($)	Welfare Benefit Continuation ($)	Total ($)
John T. Rynd	2,990,488	34,363	3,024,851
Stephen M. Butz	1,437,816	32,176	1,469,992
James W. Noe	1,437,816	32,176	1,469,992
Terrell L. Carr	925,074	31,096	956,170
Troy L. Carson	830,945	31,447	862,392

Employment Agreements

We have entered into executive employment agreements with each of the named executive officers currently employed by us. These employment agreements were originally drafted without a defined term but could be terminated at any time: (i) by us (a) for cause, or (b) without a reason; (ii) by the executive (x) for good reason, or (z) without a reason; or (iii) upon the death or disability of the executive. The 2012 amendments of the employment agreements imposed a term on each employment agreement that expires on December 31, 2016.

Each agreement provides a non-compete, non-solicitation, and non-inducement clause for one year after any termination. As noted above, certain amendments were made in 2012 to our named executive officers’ employment agreements, which also added a requirement that the executive provide the Company with consulting services for a limited time following a termination of his employment. Following an executive’s termination of employment, the 2012 amendments also included a requirement for the executive to cooperate and provide the Company with assistance with litigation and investigations relating to events or occurrences that occurred while the executive was employed by the Company.

Under the employment agreements, each of the named executive officers is entitled to health benefits and participation in our incentive, savings and retirement plans, in each case equal to those benefits provided to similarly-situated senior executives of us and our affiliated companies, and to the severance benefits described below.

Payments Made upon Termination. Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment, including:

•	any unpaid base salary through the date of termination;

•	any compensation previously deferred by the executive, to the extent permitted by the plan under which the deferral was made (together with any accrued interest or earnings thereon);

•	any earned but unpaid bonus awarded to the executive for any previously completed taxable year, excluding in the case of terminations for cause;

•	the vested portion of grants pursuant to the 2004 LTIP;

•	amounts contributed under the deferred compensation program; and

•	accrued vacation pay.

Termination Other Than Upon Change of Control. Under the employment agreements with each named executive officer, if employment is terminated by us not due to cause, due to death or disability of the executive, or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the benefits listed under the heading “— Payments Made upon Termination” above, the named executive officer will receive:

•

a lump sum severance payment of the sum of the executive’s base salary and the bonus paid or payable in respect of the most recently completed fiscal year of the Company, or if no bonus has been paid or is payable in respect of such year, any bonus paid or payable in respect of the next preceding fiscal year, to the executive multiplied:

•	for Messrs. Rynd, Butz and Noe, by two; and

•	for Messrs. Carr and Carson, by one and one-half;

•	a lump sum amount equal to the amount of any earned but unpaid bonus awarded to the executive;

•

to the extent not theretofore provided, any other amounts or benefits required to be paid or provided or to which the executive and/or the executive’s dependents are eligible to receive pursuant to the executive’s employment agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their dependents; and

•

a continuation, for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination (or such longer period as provided by any plan, program, practice or policy), of the welfare benefits provided to the executive and/or the executive’s dependents, and if health and medical benefits cannot be extended or provided, then payment of the COBRA premium for the applicable period.

The term “cause” was generally defined to include (i) a material violation by the executive of his obligations to the Company (other than as a result of incapacity due to physical or mental illness) which is either willful, deliberate or committed in bad faith or without reasonable belief that such violation is in the best interests of the Company, (ii) the executive’s gross negligence in performance, or intentional non-performance (continuing for ten (10) days after receipt of written notice of need to cure from the Company), of any of his duties and responsibilities under the employment agreement, or reasonable instructions of the board or the executive’s immediate supervisor, as applicable, (iii) the executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, (iv) the executive’s violation of the Company’s ethics policies which is willful, deliberate or committed in bad faith, or (v) the final and non-appealable conviction by a court of competent jurisdiction of the executive of a felony involving moral turpitude or the entering of a guilty plea or a plea of nolo contendere to such crime by the executive. The 2012 amendments to the employment agreements added violations of our Code of Business Conduct and Ethics or Ethics Manual as an event that could result in “cause.”

A termination for “good reason” under the employment agreements can occur under the following circumstances: (i) the executive is assigned duties that are inconsistent with the executive’s position, (ii) a failure by the Company to comply with the compensation obligations of the Company under the employment agreement, except for failures that are immaterial, insubstantial or inadvertent which could be remedied by the Company within 30 days after receipt of notice thereof, (iii) the relocation of the executive that increases the executive’s one-way commute by more than 50 miles, (iv) the Company’s failure to have a successor entity assume the employment agreements in connection with a change in control, or, (v) in the 24 month period following a change in control, the Company’s failure to provide a bonus or equity compensation award to the executive that is at least equal to the participation levels of similarly situated executives. The executive’s termination of employment shall not constitute “good reason” unless executive notifies the Company of the condition or event constituting “good reason” within ninety days (90) days of the condition’s occurrence and the Company fails to cure the conditions, to the extent curable, specified in the notice within thirty (30) days following such notification.

Retirement. In the event of the retirement of a named executive officer, no additional compensation or benefits are applicable.

Death or Disability. Upon termination due to death or disability, the executive or beneficiary may be entitled to receive benefits under our disability plan or payments under our life insurance plan, as applicable. In the event of the death or disability of an executive, in addition to the benefits listed under the heading “— Payments Made upon Termination,” in lieu of the severance amount so provided, the executive or his beneficiary will be entitled to the greater of the severance amount included under the heading “—Termination Other Than Upon Change of Control” above or the present value of any cash amount to be received as a disability benefit pursuant to the terms of any long-term disability plan, policy or arrangement of the Company or its affiliates, except that proceeds from disability insurance contributed to by the executive will be excluded from consideration. Under the employment agreements, a “disability” is defined as (a) the absence of the executive from the executive’s duties with the Company on a full-time basis for 120 consecutive calendar days, (b) the executive (i) is unable to engage in any substantial gainful activity on behalf of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and (c) the Executive is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering our employees.

Change of Control. Under the employment agreements with each named executive officer, if an executive’s employment is terminated following a change of control (other than termination by us for cause or by reason of death or disability), in addition to the benefits listed under the heading “— Payments Made upon Termination” above, the named executive officer will receive:

•

a lump sum severance payment of the sum of the executive’s base salary and the highest bonus paid or payable to the executive in respect of any of the two most recently completed fiscal years of the Company multiplied:

•	for Mr. Rynd, by three;

•	for Messrs. Butz, Noe and Carr, by two and one-half; and

•	for Mr. Carson, by two;

•	a lump sum amount equal to the amount of any earned but unpaid bonus awarded to the executive;

•

to the extent not theretofore provided, any other amounts or benefits required to be paid or provided or to which the executive and/or the executive’s dependents are eligible to receive pursuant to the executive’s employment agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their dependents; and

•

a continuation, for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination (or such longer period as provided by any plan, program, practice or policy), of the welfare benefits provided to the executive and/or the executive’s dependents, and if health and medical benefits cannot be extended or provided, then payment of the COBRA premium for the applicable period.

In addition, if the date of termination occurs within 24 months after a change of control, then all stock options, shares of restricted stock, restricted stock units and other equity-based awards and performance awards held by the executive will automatically vest and become exercisable. Under the agreements, a “change of control” is deemed to occur upon (i) the consummation of a reorganization, merger, consolidation or other transaction, in any case, with respect to which persons who were stockholders (or members) of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own equity interests representing at least 51% of the total combined voting power of the Company or the resulting reorganized, merged or consolidated entity, as applicable, (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to one or more subsidiaries of the Company), or (iii) the occurrence of (A) the consummation of a transaction or series of related transactions in which the Company issues, as consideration for the acquisition (through a merger, reorganization, stock purchase, asset purchase or otherwise) of the assets or capital stock of an unaffiliated third party, equity in the Company representing more than 35% of the outstanding equity of the Company calculated as of the consummation of such transaction or transactions, in conjunction with (B) a change in the composition of the board of directors of the Company, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company at the time of the approval by the board of directors of the Company of the issuance of such equity in the Company.

All of the employment agreements contain language that make them compliant with the provisions of Section 409A of the Internal Revenue Code and that minimizes the payment by the executive officers of taxes under Section 409A. The employment agreements provide that they be modified, at the discretion of the board of directors, if necessary to bring any provision of the agreements into compliance with Section  409A.

Compensation of Directors

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. For the compensation of Mr. Rynd, our Chief Executive Officer and President, see the “Summary Compensation Table.” All non-employee directors received an annual retainer of $55,000 for the first eight board meetings held in 2012, with an additional fee of $1,500 for each additional meeting attended in person and $1,000 for each additional meeting attended by telephone. Each non-employee director also received a fee of $1,500 for each committee meeting attended in person and $1,000 for each committee meeting in which they participated by telephone. In addition, the chairman of the audit committee received an annual fee of $15,000, and the chairman of each of the compensation committee and the nominating and governance committee received an annual fee of $10,000 in 2012. Each non-employee director also received an award of 19,000 shares of restricted stock in 2012, all of which shares vest on the day of the Company’s 2013 annual meeting of stockholders. The director will forfeit any shares which have not vested at the time he or she ceases to provide services. We also reimburse the reasonable expenses incurred by the directors in attending meetings and other Company business.

At its meeting in the first quarter of 2013, the compensation committee approved the compensation payable to non-employee directors for 2013, maintaining the annual retainer at $55,000 for the first eight meetings held, plus $1,500 or $1,000 for each additional meeting attended in person and by phone, respectively. In addition, the annual retainer for the chairman of the audit committee and nominating and governance committee remained at $15,000 and $10,000, respectively, while the annual retainer for the chairman of the compensation committee was increased from $10,000 to $15,000. The fees payable for attending a board or committee meeting remained at $1,500 per meeting attended in person and $1,000 per meeting attended by telephone. Each non-employee director will also receive an equity award with a value of approximately $100,000, which award will be determined and approved at a later date. The compensation committee also provided for additional compensation to the chairman of the board in an amount equal to $77,500, which will be awarded in equity on the date of the Company’s 2013 annual meeting of stockholders.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Thomas N. Amonett	50,250	78,090	128,340
Suzanne V. Baer	46,250	78,090	124,340
Thomas R. Bates, Jr.	41,250	78,090	119,340
Thomas M Hamilton	56,250	78,090	134,340
Thomas J. Madonna	60,000	78,090	138,090
F. Gardner Parker	54,750	78,090	132,840
Thierry Pilenko	46,750	78,090	124,840
Steven A. Webster	42,750	78,090	120,840

(1)	The amounts in this column reflect the aggregate grant date fair value with respect to restricted stock during the year ended December 31, 2012 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”). These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the director. The aggregate number of restricted stock awards outstanding at December 31, 2012 was 152,000 shares of restricted stock, which represents 19,000 shares held by each director other than Mr. Rynd. These shares of restricted stock were granted on May 15, 2012 at grant date fair value of $4.11 and vest on the date of the annual meeting of stockholders, which is May 15, 2013.

In addition to the unvested stock awards in the table above, the number of stock options outstanding as of December 31, 2012 by the directors other than Mr. Rynd is as follows: Mr. Amonett — 17,308 shares; Mr. Hamilton — 17,308 shares; Ms. Baer — 10,000 shares; Mr. Bates — 0 shares; Mr. Madonna — 10,000 shares; Mr. Parker — 10,000 shares; Mr. Pilenko — 10,000 shares; Mr. Webster — 10,000 shares.

Director Equity Ownership Guidelines

As we have for our executive officers, we have also established equity ownership guidelines for our directors. The guidelines provide that each of our outside directors is expected to own equity in the company valued at three times their annual retainer, by March 24, 2011, or within three (3) years from the date that such outside director joins our board. In addition to common stock owned, the value of shares of restricted stock granted under the 2004 LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the greater of (i) the price of our common stock on the date the common stock was acquired (and in the case of restricted stock, the date of vesting), or (ii) the price of our common stock as of the date of the committee’s annual review of executive equity ownership.

As of March 15, 2013, all of our non-employee directors exceeded the equity ownership guidelines described above, as set forth in the following table:

Name	Annual Retainer	Value of Equity
Thomas N. Amonett	$55,000	$721,363
Suzanne V. Baer	$55,000	$692,954
Thomas R. Bates, Jr.	$55,000	$1,241,000
Thomas M Hamilton	$55,000	$647,843
Thomas J. Madonna	$55,000	$881,323
F. Gardner Parker	$55,000	$594,097
Thierry Pilenko	$55,000	$461,490
Steven A. Webster	$55,000	$9,050,238

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under all existing equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	3,585,241	$8.36	5,984,457
Equity compensation plans not approved by security holders	—	—	—

Total	3,585,241	$8.36	5,984,457

(1)	Consists of securities under the amended and restated Hercules Offshore 2004 Long-Term Incentive Plan.

ADVISORY VOTE ON 2012 EXECUTIVE COMPENSATION

(Item 2 on Proxy Card)

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to adopt rules requiring the Company to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

The Company has established comprehensive compensation programs for our executive officers, including our named executive officers, as described in this proxy statement. Stockholders should reference and consider this information in evaluating the Company’s approach to compensating our executive officers.

Our compensation committee will continue to design compensation arrangements with the objectives of emphasizing pay for performance and aligning the financial interests of our executives with the interests of long-term stockholders, and require executives to retain ownership of a significant portion of our common stock they receive as compensation. Please refer to the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation in 2012.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of these votes. While this vote is required by law, it will not be binding on our company or our board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions.

You have the opportunity to vote for, against or abstain from voting on approval of 2012 executive compensation. This vote is a nonbinding advisory vote on 2012 executive compensation. Accordingly, the following resolution will be submitted for a shareholder vote at the 2013 annual meeting:

RESOLVED, that the stockholders of Hercules Offshore, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval, on an advisory basis, of 2012 executive compensation.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on Proxy Card)

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to ratify this appointment. Our board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions of any stockholders.

Fees Paid to Independent Registered Public Accounting Firms

The following tables set forth the fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2012 and 2011, respectively, and the fees billed for other services rendered by Ernst & Young LLP, respectively, during those periods.

	2012	2011
	(In thousands)
Audit Fees(1)	$1,848.5	$1,700.1
Audit-Related Fees(2)	171.5	53.7
Tax Fees(3)	67.5	249.5
All Other Fees	—	—

Total	$2,087.5	$2,003.3

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, statutory audits, comfort letters, accounting consultations and related matters.

(2)	Audit-Related Fees consisted of fees for review of XBRL exhibits and other matters.

(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning and tax advice.

Additionally, on April 27, 2011, the Company completed its acquisition of 20 jackup rigs and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk Drilling, Inc. (“Seahawk”). At the time of the acquisition, Seahawk was in bankruptcy and did not have audited financial statements as of December 31, 2010 and 2009 and for the three years ended December 31, 2010. In connection with this transaction and in order to comply with the requirements of Section 210.3-05 of Regulation S-X, the Company engaged KPMG LLP to conduct an audit of Seahawk’s financial statements as of December 31, 2010 and 2009 and for the three years ended December 31, 2010. Audit fees paid to KPMG LLP in 2011 were $551,256.

Pre-approval Policies and Procedures

The audit committee has established a policy requiring audit committee pre-approval of all audit, review or attest engagements, internal control-related services and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by our independent registered public accounting firm since November 2005 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of

Hercules Offshore, Inc.:

The board of directors of Hercules Offshore, Inc. (“Hercules Offshore”) maintains an audit committee currently composed of three non-management directors, Ms. Baer, and Messrs. Madonna (Chair) and Parker. The board of directors has determined that the audit committee’s current membership satisfies the rules of the SEC and the NASDAQ Global Select Market that govern audit committees, including the requirements for audit committee member independence set out in the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with the management of Hercules Offshore.

The audit committee reviewed and discussed with Hercules Offshore’s independent registered public accounting firm, Ernst & Young LLP, all communications required by generally accepted auditing standards, including those required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with such firm its independence.

The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Hercules Offshore’s internal controls and the overall quality of Hercules Offshore’s financial reporting. The audit committee met six times in 2012.

The audit committee also determined that the provision of services other than audit services rendered by Ernst & Young LLP was compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in Hercules Offshore’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Thomas J. Madonna, Chairman

Suzanne V. Baer

F. Gardner Parker

RELATED PARTY TRANSACTIONS, STOCKHOLDER PROPOSALS AND OTHER MATTERS

Certain Relationships and Related Party Transactions

We require that all transactions with related persons (as contemplated by Item 404 of Regulation S-K) be approved by the audit committee of the board of directors, in compliance with the charter of that committee and with our Policy Regarding Covered Transactions with Related Persons. In approving a transaction with a related person, the audit committee will consider, among others, the following factors: (1) whether terms or conditions of the transaction are no less favorable than those generally available to third parties; (2) the level of interest, materiality or benefit to the related person and affiliates of the related person; (3) the related person’s relationship to the Company; (4) whether the transaction occurred in the ordinary course of business; (5) availability of alternative suppliers or customers in the transaction; (6) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director has a relationship; and (7) the benefit or materiality to the Company. For purposes of Item 404 of Regulation S-K, the committee determined that no related persons had a material interest in any of the transactions that it reviewed in the past year.

Our Code of Conduct and our Corporate Governance Guidelines prohibit actual or apparent conflicts of interest between the interest of any of our directors or officers, on the one hand, and our Company or our stockholders, on the other hand. The guidelines require that any actual or apparent conflict of interest be reported to the chairman of the audit committee for evaluation. The audit committee, with the assistance of our general counsel, is responsible for evaluating conflicts of interest.

Stockholder Proposals for the 2014 Annual Meeting

Rule l4a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2014 annual meeting of stockholders should be received by our corporate secretary no later than November 29, 2013.

If a stockholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which we first publicly announce the date of such meeting. Under our bylaws, notice with respect to the 2014 annual meeting of stockholders must be received by our corporate secretary no earlier than January 16, 2014 and no later than February 15, 2014. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.

All notices should be directed to: Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, Attention: Stockholder Notices. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Householding

The SEC permits a single set of notices, annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports or proxy statements wishes to receive a single notice, annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to our corporate secretary at our principal executive offices, 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, telephone number (713) 350-5100. We will deliver, promptly upon written or oral request to our corporate secretary, a separate copy of the notice, 2012 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation. We have retained MacKenzie Partners to aid in the solicitation of proxies for a fee of $12,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram, and via the Internet by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Additional Information About the Company

You can learn more about Hercules Offshore and our operations by visiting our website at www.herculesoffshore.com. Among other information we have provided there, you will find:

•	our certificate of incorporation and bylaws;

•	the charters of each of our standing committees of the board;

•	our corporate governance guidelines;

•	our code of conduct;

•	our policy regarding covered transactions with related persons;

•	our policy regarding the granting of equity-based compensation awards;

•	our policy regarding director recommendations by stockholders;

•	our director and executive equity ownership guidelines;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our management and board of directors.

For additional information about our company, please refer to our 2012 annual report, which is available with our proxy statement at the following address on the Internet: http://www.proxydocs.com/hero.

HERCULES OFFSHORE, INC.

John T. Rynd

Chief Executive Officer and President

Houston, Texas

March 28, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors Nominees	☐	☐	☐

01 Thomas R. Bates, Jr.	02 Thomas M Hamilton			03 Thierry Pilenko

The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain
2. Advisory vote on 2012 Executive Compensation					☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.					☐	☐	☐

NOTE: This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

For address change/comments, mark here. (see reverse for instructions)			☐	Investor Address Line 1
Investor Address Line 2
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.				Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
			JOB #				SHARES
CUSIP #
SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is / are available at www.proxyvote.com.

HERCULES OFFSHORE, INC. 9 Greenway Plaza, Suite 2200 Houston, Texas 77046 NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Beau M. Thompson, Stephen M. Butz, and Troy L. Carson, and each of them, proxies of the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Hercules Offshore, Inc. held of record by the undersigned on March 19, 2013, at the Annual Meeting of Stockholders to be held on May 15, 2013 at 8:00 a.m., Houston time, at the Doubletree by Hilton Houston Greenway Plaza Hotel, 6 Greenway Plaza East, Houston, Texas 77046 or any adjournment or postponement thereof.

This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “FOR” all director nominees and “FOR” Proposals 2 and 3. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side